UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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United Rentals, Inc.

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UNITED RENTALS, INC.

Five Greenwich Office Park

Greenwich, Connecticut 06831

May 1, 2006

Dear Fellow Stockholders:

I am pleased to invite you to this year’s Annual Meeting of Stockholders, which will be held on Tuesday, June 13, 2006, at the Delamar Greenwich Harbor Hotel, 500 Steamboat Road, Greenwich, Connecticut.

The meeting will start at 2:00 p.m., local time.

I appreciate your continued confidence in the Company and look forward to seeing you on June 13.

Sincerely,

BRADLEY S. JACOBS

Chairman of the Board of Directors

UNITED RENTALS, INC.

Five Greenwich Office Park

Greenwich, Connecticut 06831

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO OUR STOCKHOLDERS:

The annual meeting of stockholders of United Rentals, Inc., will be held at the Delamar Greenwich Harbor Hotel, 500 Steamboat Road, Greenwich, Connecticut on Tuesday, June 13, 2006, at 2:00 p.m. local time, for the following purposes:

1.	election of six directors by the holders of our common stock and Class D-1 Perpetual Convertible Preferred Stock;

2.	election of two directors by the holders of our Series C Perpetual Convertible Preferred Stock;

3.	approval of the amendment and restatement of the United Rentals, Inc. 2001 Senior Stock Plan;

4.	ratification of the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2006;

5.	consideration of two stockholder proposals, if properly presented; and

6.	transaction of such other business as may properly be brought before the meeting.

The meeting may be adjourned from time to time, and at any reconvened meeting, action with respect to the matters specified in this notice may be taken, without further notice to stockholders, except as may be required by our by-laws. Stockholders of record at the close of business on Tuesday, April 25, 2006 are entitled to notice of, and to vote on, all matters at the meeting and any reconvened meeting following any adjournments thereof.

We have mailed a copy of our Annual Report for the fiscal year ended December 31, 2005 to each stockholder of record as of April 25, 2006. The Annual Report is not part of the proxy solicitation materials.

By Order of the Board of Directors,

MATTHEW C. WOMBLE
Assistant Corporate Secretary

May 1, 2006

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE. PLEASE SEE YOUR PROXY CARD FOR SPECIFIC INSTRUCTIONS ON HOW TO VOTE.

UNITED RENTALS, INC.

Five Greenwich Office Park

Greenwich, Connecticut 06831

May 1, 2006

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

This proxy statement is furnished in connection with the solicitation by the Board of Directors of United Rentals, Inc., of proxies to be voted at our 2006 annual meeting of stockholders to be held at the Delamar Greenwich Harbor Hotel, 500 Steamboat Road, Greenwich, Connecticut 06830, on Tuesday, June 13, 2006, at 2:00 p.m. local time and at any reconvened or rescheduled meeting following any adjournment, continuation or postponement thereof. This proxy statement and the accompanying materials are being mailed on or about May 1, 2006.

Record Date

The record date for determining stockholders entitled to notice of, and to vote at, the meeting has been established as the close of business on April 25, 2006.

Voting Securities Outstanding on Record Date

Set forth below is information concerning our outstanding voting securities.

Common Stock.    As of the record date, there were 78,870,897 shares of our common stock outstanding.

Series C Preferred.    As of the record date, there were 300,000 shares of our Series C Perpetual Convertible Preferred Stock (“Series C Preferred”) outstanding. Each share of Series C Preferred is convertible into 40 shares of common stock (subject to adjustment). On the record date, the outstanding shares of Series C Preferred were convertible into an aggregate of 12,000,000 shares of common stock.

Series D Preferred (Class D-1).    As of the record date, there were 105,252 shares of our Class D-1 Perpetual Convertible Preferred Stock (“D-1 Preferred”) outstanding. Each share of D-1 Preferred is convertible into 33 1/3 shares of common stock (subject to adjustment). On the record date, the outstanding shares of D-1 Preferred were convertible into an aggregate of 3,508,400 shares of common stock.

Right to Vote

The right of the holders of our securities to vote at the meeting is as follows:

Election of six directors by the holders of our common stock and D-1 Preferred.    One of the matters to be considered at the meeting is the election of six directors by the holders of our common stock and D-1 Preferred. The holders of the common stock and the holders of the D-1 Preferred will have the right to vote together, as a single class, for the election of these directors. With respect to this matter, (i) each holder of record of common stock as of the record date will be entitled to one vote for each share held and (ii) each holder of record of D-1 Preferred as of the record date will be entitled to 33 1/3 votes for each share held. The holders of the Series C Preferred will not have the right to vote on this matter.

Election of two directors by the holders of our Series C Preferred.    One of the matters to be considered at the meeting is the election of two directors by the holders of our Series C Preferred. Only the holders of the Series C Preferred (and not the holders of the common stock or the D-1 Preferred) will have the right to vote on this matter. With respect to this matter, each holder of record of Series C Preferred as of the record date will be entitled to one vote for each share held.

All Other Matters.    The holders of the common stock, the Series C Preferred and the D-1 Preferred will have the right to vote together, as a single class, on all matters properly brought before the meeting, other than election of directors. With respect to these matters, (i) each holder of record of common stock as of the record date will be entitled to one vote for each share held, (ii) each holder of record of Series C Preferred as of the record date will be entitled to 40 votes for each share held and (iii) each holder of record of D-1 Preferred as of the record date will be entitled to 33 1/3 votes for each share held.

Voting

If you are a registered stockholder and you attend the annual meeting, you may deliver your completed proxy card in person. “Street name” stockholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

If you properly sign and return your proxy card, your shares will be voted as you direct. If you are a registered stockholder and you sign and return your proxy but do not specify how you want your shares voted, they will be voted FOR the election of all nominees for director as set forth under “Proposal 1 — Election of Directors,” FOR the approval of the Amendment and Restatement of our 2001 Senior Stock Plan, FOR the ratification of the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2006, and AGAINST the two stockholder proposals.

Under New York Stock Exchange Rules, the proposals to elect directors and to ratify the appointment of our independent auditors are considered “discretionary” items. This means that brokerage firms may vote in their discretion on these matters on behalf of clients who have not furnished voting instructions at least 15 days before the date of the annual meeting. In contrast, the proposal to approve the Amendment and Restatement of the Company’s 2001 Senior Stock Plan, as well as the two stockholder proposals, are “non-discretionary” items. This means that brokerage firms that have not received voting instructions from their clients on these proposals may not vote on them. These so-called “broker non-votes” will be included in the calculation of the number of votes considered to be present at the meeting for purposes of determining a quorum, but will not be considered in determining the number of votes necessary for approval and will have no effect on the outcome of the vote for the two stockholder proposals.

Quorum

The presence at the meeting, in person or represented by proxy, of a majority of the outstanding shares entitled to vote thereat will constitute a quorum for the transaction of business. If a share is deemed present at the meeting for any matter, it will be deemed present for all other matters. Shares held by a nominee for a beneficial owner that are voted on any matter and abstentions will be included in determining the number of shares present. Shares held by a nominee for a beneficial owner that are not voted on any matter will not be included in determining the number of shares present.

Right to Revoke Proxies

Any stockholder returning the accompanying proxy may revoke such proxy at any time prior to its exercise by (i) sending us written notice of such revocation which we receive prior to the start of the annual meeting, (ii) voting in person at the meeting or (iii) executing and delivering to us a later-dated proxy which we receive prior to the start of the annual meeting. Written revocations and later-dated proxies should be sent to United Rentals, Inc., Five Greenwich Office Park, Greenwich, Connecticut 06831, Attention: Corporate Secretary.

Method and Cost of Solicitation

We will solicit proxies by mail and may also solicit proxies by other means such as personal interview, telephone or e-mail. We have also retained Innisfree M&A Incorporated, a proxy solicitation firm, to assist us in soliciting proxies, for an estimated fee of approximately $15,000, plus reimbursement of reasonable out-of-pocket expenses.

We will bear all costs associated with soliciting proxies for the meeting. We will, upon request, and in accordance with applicable regulations, reimburse banks, brokerage houses, other institutions, nominees and fiduciaries for their reasonable expenses in forwarding solicitation materials to beneficial owners.

PROPOSAL 1

ELECTION OF DIRECTORS

General

The full Board has 12 members in the absence of any vacancies. Ten of our directors are elected by the holders of our common stock and D-1 Preferred, voting together as a single class, and two are elected by the holders of our Series C Preferred. The 10 directors that are elected by the holders of our common stock and D-1 Preferred are divided into three classes. Each class is elected to serve a three-year term. The terms of the classes are staggered so that the term of only one class expires each year. Absent vacancies, Class 1 and Class 2 each have three members and Class 3 has four members.

Election of Three Class 1 Directors and Three Class 2 Directors by the Holders of Our Common Stock and D-1 Preferred

Nominees

The term of the Class 1 directors was originally set to expire at our 2005 annual meeting. However, we did not hold an annual meeting in 2005 because of the delay in completing our financial statements and filing our Annual Report on Form 10-K for 2004. As a result, the term of the Class 1 directors will expire at our forthcoming annual meeting. The current members of Class 1 are Wayland R. Hicks, Singleton B. McAllister and John S. McKinney. Upon the unanimous recommendation of the Nominating and Corporate Governance Committee, the Board has nominated each of Messrs. Hicks and McKinney and Ms. McAllister to stand for re-election at the meeting as a Class 1 director. Each Class 1 director elected at the meeting will hold office until our annual meeting of stockholders in 2008 and until such director’s successor is elected and qualified.

The term of the Class 2 directors will also expire at our forthcoming annual meeting. The current members of Class 2 are Brian D. McAuley, Jason Papastavrou and Gerald Tsai, Jr. Upon the unanimous recommendation of the Nominating and Corporate Governance Committee, the Board has nominated each of Messrs. McAuley, Papastavrou and Tsai to stand for re-election at the meeting as a Class 2 director. Each Class 2 director elected at the meeting will hold office until our annual meeting of stockholders in 2009 and until such director’s successor is elected and qualified.

Voting

The Board unanimously recommends a vote FOR the election of each of Messrs. Hicks and McKinney and Ms. McAllister to hold office until the 2008 annual meeting of stockholders, and Messrs. McAuley, Papastavrou and Tsai to hold office until the 2009 annual meeting of stockholders, and until each of their respective successors is elected and qualified.

Unless a stockholder requests that voting of the proxy be withheld for any one or more of the nominees for directors by so directing on the proxy card, the shares represented by the accompanying proxy will be voted FOR election, as directors, of the above-mentioned six nominees. Each person nominated has agreed to serve if elected. If any nominee becomes unavailable for any reason (which event is not anticipated) to serve as a director at the time of the meeting, then the shares represented by such proxy may be voted for such other person as may be determined by the holders of such proxy. Directors will be elected at the meeting by a plurality of the votes cast (i.e., the six nominees receiving the greatest number of votes will be elected as directors).

Election of Two Directors by the Holders of Our Series C Preferred

As described under “Board Matters—Right of Holders of Series C Preferred to Elect Directors,” the holders of the Series C Preferred, voting separately as a single class, currently have the right to elect two directors. The two directors currently serving on the Board that were elected by the holders of the Series C Preferred are Leon D. Black and Michael S. Gross. All of the outstanding shares of Series C Preferred are currently held by Apollo Investment Fund IV, L.P. and Apollo Overseas Partners IV, L.P. (collectively, “Apollo”). The holders of the Series C Preferred have indicated to us that they expect to vote for the re-election of Messrs. Black and Gross as directors. Messrs. Black and Gross are affiliated with Apollo.

Information Concerning Directors and Executive Officers

The table below identifies, and provides certain information concerning, our executive officers and directors.

Name	Age	Position(1)
Bradley S. Jacobs	49	Chairman and Director
Wayland R. Hicks	63	Vice Chairman, Chief Executive Officer and Director
Martin E. Welch III	57	Executive Vice President and Chief Financial Officer
Michael J. Kneeland	52	Executive Vice President—Operations
Michael S. Gross	44	Lead Director (2)
Leon D. Black	55	Director (2)
Howard L. Clark, Jr.	62	Director
Singleton B. McAllister	54	Director
Brian D. McAuley	65	Director
John S. McKinney	51	Director
Jason Papastavrou	43	Director
Mark A. Suwyn	63	Director
Gerald Tsai, Jr.	77	Director
Lawrence “Keith” Wimbush	53	Director

(1)	For information concerning the term served by directors, see “Board Matters—Classification of Directors” and “Board Matters—Right of Holders of Series C Preferred to Elect Directors.”
(2)	Messrs. Black and Gross were elected directors by the holders of the Series C Preferred. See “Board Matters—Right of Holders of Series C Preferred to Elect Directors.”

Bradley S. Jacobs has been chairman of the Company since its formation in September 1997 and served as the Company’s chief executive officer from September 1997 until stepping down from that position in December 2003. He currently is a private investor. Prior to joining the Company, Mr. Jacobs was chairman and chief executive officer of United Waste Systems Inc., a company that he founded, from 1989 until the sale of the company in August 1997. He also previously served as chairman and chief operating officer of Hamilton Resources Ltd., an international trading company, from 1979 to 1983, and chief executive officer of Amerex Oil Associates, Inc., an oil brokerage firm that he co-founded, from 1979 to 1983.

Wayland R. Hicks has been chief executive officer of the Company since December 2003, and a director and vice chairman since 1998. He joined the Company in November 1997 and served as chief operating officer from 1997 until being appointed chief executive officer. Previously, Mr. Hicks served as chief executive officer and president of Indigo N.V. from 1996 to 1997, and as vice chairman and chief executive officer of Nextel Communications Corp. from 1994 to 1995. From 1967 to 1994 he held various senior executive positions with Xerox Corporation, including managing director of Rank Xerox in Great Britain, and chief staff officer for Rank Xerox, Ltd., where he held senior responsibility for the marketing strategy of Xerox products in Europe, Eastern Europe and parts of Asia and Africa. In 1983,

Mr. Hicks was appointed a group vice president of Xerox Corporation and president of the Reprographics Business Group, and in 1986 was named executive vice president and president of the Xerox Business Products and Systems Group with responsibility for the engineering and manufacturing of all Xerox products. In 1989, he was appointed executive vice president-marketing and customer operations, with management responsibility for 75,000 employees. Mr. Hicks is also a director of Perdue Farms Incorporated.

Martin E. Welch III was appointed our executive vice president and chief financial officer in March 2006, having previously served as our interim chief financial officer since September 2005. Previously, Mr. Welch served as director and business advisor to the private equity firm York Management Services. Mr. Welch joined Kmart Corporation as chief financial officer in 1995 and served in that capacity until 2001. From 1991 until 1995, Mr. Welch served as chief financial officer for Federal-Mogul Corporation. From 1982 until 1991, he held various finance positions at Chrysler Corporation, including chief financial officer for Chrysler Canada. Mr. Welch began his career in 1970 at Arthur Young (now Ernst & Young), and is a certified public accountant. Mr. Welch currently serves on the boards of York portfolio companies Northern Group Retail Ltd. and Popular Club Plan, and he is a member of the Board of Trustees of the University of Detroit Mercy.

Michael J. Kneeland was appointed our executive vice president—operations in September 2003. Mr. Kneeland joined the Company as a district manager in 1998 upon the acquisition of Equipment Supply Co., and was subsequently named vice president—aerial operations, and then vice president—southeast region. Mr. Kneeland’s more than 25 years of experience in the equipment rental industry includes a number of senior management positions with Freestate Industries Inc. and Equipment Supply.

Michael S. Gross became a director of the Company in January 1999, and was appointed as Lead Director of the Company in April 2006. Mr. Gross is one of the founding partners of Apollo Advisors, L.P. (which was established in August 1990 and which, together with its affiliates, acts as the managing general partner of several private securities investment funds) and has been a partner at Apollo Advisors, L.P. since its formation in 1990. Apollo Advisors, L.P., together with its affiliates, acts as the managing general partner of several private securities funds. Mr. Gross is currently Chairman of the Board of Directors of Apollo Investment Corporation, a closed-end investment company of which he is a founder. Mr. Gross served as Chairman and Chief Executive Officer of Apollo Investment Corporation from February 2004 to February 2006. Mr. Gross is also a director of Saks Incorporated. In addition, he is a founding member and serves on the Executive Committee of the Youth Renewal Fund, is the Chairman of the Board of the Mt. Sinai Children’s Center Foundation, serves as a trustee of the Trinity School, and is a member of the corporate advisory board for the University of Michigan Business School.

Leon D. Black became a director of the Company in January 1999. Mr. Black is one of the founding principals of Apollo Advisors, L.P. and Apollo Real Estate Advisors, L.P. (which, together with its affiliates, acts as the managing general partner of several real estate investment funds). Mr. Black is also a director of Sirius Satellite Radio Inc. He serves as a trustee of The Museum of Modern Art, Mount Sinai Hospital, Lincoln Center for the Performing Arts, The Metropolitan Museum of Art, Prep for Prep, The Asia Society and Dartmouth College.

Howard L. Clark, Jr. became a director of the Company in April 2004. Mr. Clark has been vice chairman of Lehman Brothers Inc. since 1993. From 1990 until assuming his current position, he was chairman, president and chief executive officer of Shearson Lehman Brothers Holdings Inc. Mr. Clark was previously a senior executive at American Express Company from 1981 to 1990, and a managing director of Blyth Eastman Paine Webber Incorporated or predecessor firms from 1968 to 1981. While at American Express, his positions included five years as executive vice president and chief financial officer. Mr. Clark is also a director of White Mountains Insurance Group, Ltd. and Walter Industries, Inc., in addition to Lehman Brothers Inc.

Singleton B. McAllister became a director of the Company in April 2004. Ms. McAllister has been a partner in the law firm of Mintz Levin Cohen Ferris Glovsky and Popeo since July 2005. Before joining Mintz Levin, she was a partner at Sonnenschein, Nath & Rosenthal LLP from 2003 to 2005, and Patton Boggs LLP from 2001 to 2003. Prior to entering private practice, Ms. McAllister served for five years as the general counsel for the United States Agency for International Development. Ms. McAllister is also a director of Alliant Energy Corporation.

Brian D. McAuley became a director of the Company in April 2004. Mr. McAuley became Chairman of Pacific DataVision Inc. (“PDV”) in August 2004. PDV is a privately held telecommunications software applications and hosting company. He also has been a partner at NH II, LLC, a consulting firm that specializes in telecommunications businesses, since 2003. Mr. McAuley is a cofounder of Nextel Communications, Inc. and held senior executive positions at Nextel from the company’s inception in 1987 until 1996, including seven years as president and chief executive officer. Upon leaving Nextel, he joined Imagine Tile, a custom tile manufacturer, where he served as chairman and chief executive officer from 1996 to 1999 and continues to serve as chairman. He also served as president and chief executive officer of NeoWorld Communications, Inc., a wireless telecommunications company, from 1999 until the sale of that company to Nextel in 2003. Mr. McAuley is a certified public accountant and, prior to co-founding Nextel, his positions included chief financial officer of Millicom Incorporated, corporate controller at Norton Simon Inc. and manager at Deloitte & Touche.

John S. McKinney became a director of the Company in September 1998 following the merger of the Company with U.S. Rentals. He also served as vice president of the Company until the end of 2000. Mr. McKinney served as chief financial officer of U.S. Rentals from 1990 until the merger and as controller of U.S. Rentals from 1988 until 1990. Prior to joining U.S. Rentals, Mr. McKinney held various positions at Iomega Corporation, including assistant controller, and at the accounting firm of Arthur Andersen & Co.

Jason Papastavrou became a director of the Company in June 2005. Dr. Papastavrou has served as chief executive officer and chief investment officer of ARIS Capital Management since founding the company in 2004. He previously held senior positions at Banc of America Capital Management, where he served as Managing Director, Fund of Hedge Fund Strategies from 2001 to 2003, and Deutsche Asset Management, where he served as Director, Alternative Investments Group from 1999 to 2001. Dr. Papastavrou, who holds a Ph.D. in Electrical Engineering and Computer Science from the Massachusetts Institute of Technology, taught at Purdue University’s School of Industrial Engineering from 1990 to 1999 and is the author of numerous academic publications.

Mark A. Suwyn became a director of the Company in September 2004. Mr. Suwyn is currently chief executive officer and chairman of NewPage Corporation, president of MARSUW LLC and associated with Cerberus Capital Management. He served as the chairman and chief executive officer of Louisiana-Pacific Corporation, a leading manufacturer of building materials from 1996 until his retirement in 2004. Prior to joining Louisiana-Pacific Corporation, Mr. Suwyn was with International Paper Company where he served as executive vice president of distribution, specialty products and forest lands from 1992 through 1995. He previously held several executive positions at E. I. duPont de Nemours and Company, including those of senior vice president of imaging systems and medical products, group vice president of imaging systems, and vice president of human resources. Mr. Suwyn is also a director of Ballard Power Systems, Inc. and BlueLink Corp.

Gerald Tsai, Jr., became a director of the Company in July 2002, having previously served as a director of the Company from December 1997 to December 2001. Mr. Tsai served as chairman, chief executive officer and president of Delta Life Corporation, an insurance company, from 1993 until its sale in 1997. He was chairman of the executive committee of the Board of Directors of Primerica Corporation, a diversified financial services company, from December 1988 until April 1991, chief executive officer of Primerica Corporation from April 1986 until December 1988. Mr. Tsai is currently a private investor and serves as a director of Apollo Investment Corporation, Sequa Corporation, Triarc Companies, Inc. and Zenith National Insurance Corp. and director emeritus of Saks Incorporated. He is an honorary trustee of Boston University and trustee of NYU Hospitals Center and the New York University School of Medicine Foundation.

Lawrence “Keith” Wimbush became a director of the Company in April 2006. From January 2003 until August 2005, Mr. Wimbush was with Korn/Ferry International, an executive search firm, where he served as a Senior Client Partner and was also Co-Practice Leader of the firm’s Legal Specialist Group. From April 1997 until January 2003, Mr. Wimbush served as Senior Vice President and General Counsel of Diageo North America, Inc., a consumer goods company, and its predecessor business. Prior to that, Mr. Wimbush served as vice president and corporate counsel for Johanna Dairies, then a division of John Labatt Limited. In addition, he twice served with the U.S. Department of Justice.

BOARD MATTERS

Classification of Directors

The directors of the Company (excluding any elected by the holders of the Series C Preferred) are divided into three classes as follows:

Class 1.    The members of this class are Messrs. Hicks and McKinney and Ms. McAllister. The term of office of this class was originally set to expire at our 2005 annual meeting of stockholders. However, we did not hold an annual meeting in 2005 because of the delay in completing our financial statements and filing our Annual Report on Form 10-K for 2004. As a result, the term of office of this class will expire at our forthcoming annual meeting of stockholders. As described above, the Board, upon the unanimous recommendation of the Nominating Committee, has nominated each of Messrs. Hicks and McKinney and Ms. McAllister to stand for re-election at the meeting for a new term that will expire at our annual meeting of stockholders in 2008.

Class 2.    The members of this class are Messrs. McAuley, Papastavrou and Tsai. The term of office of this class will also expire at our forthcoming annual meeting of stockholders. As described above, the Board, upon the unanimous recommendation of the Nominating Committee, has nominated each of Messrs. McAuley, Papastavrou and Tsai to stand for re-election at the meeting for a new term that will expire at our annual meeting of stockholders in 2009.

Class 3.    The members of this class are Messrs. Jacobs (chairman), Clark, Suwyn and Wimbush. The term of office of this class will expire at our annual meeting of stockholders in 2007.

At each annual meeting of stockholders, successors to directors of the class whose term expires at such meeting will be elected to serve for three-year terms (with the exception of the Class 1 directors whose terms are expiring at the forthcoming annual meeting and who are standing for re-election for two-year terms for the reasons set forth above) and until their successors are elected and qualified.

Right of Holders of Series C Preferred to Elect Directors

All 300,000 outstanding shares of our Series C Perpetual Convertible Preferred Stock (“Series C Preferred”) are held by Apollo.

The holders of the Series C Preferred, voting separately as a single class, have the right to elect:

•	two directors, if (as of the record date for such vote) the aggregate number of shares of common stock that are issuable upon conversion of Series C Preferred then held by Apollo, Apollo Management IV, L.P., or their affiliates (plus any shares of common stock then held by such entities that were issued upon conversion of the Series C Preferred) is at least eight million; or

•	one director, if (as of the record date for such vote) the aggregate number of shares of common stock that are issuable upon conversion of Series C Preferred then held by Apollo, Apollo Management IV, L.P., or their affiliates (plus any shares of common stock then held by such entities that were issued upon conversion of the Series C Preferred) is at least four million but less than eight million.

Based on the number of shares of Series C Preferred that are currently held by Apollo, the holders of the Series C Preferred have the right to elect two directors.

Any director that is elected by the holders of the Series C Preferred, voting separately as a single class, holds office until the next annual meeting of stockholders and the election and qualification of a successor (or the earlier resignation or removal of such director).

If the holders of the Series C Preferred do not have the right, voting separately as a single class, to elect any directors pursuant to provisions described above, then the holders of the Series C Preferred have the right to vote for the election of directors of the Company together with the holders of the common stock, as a single class, with each share of Series C Preferred entitled to one vote for each share of common stock issuable upon conversion of such share of Series C Preferred. Each share of Series C Preferred is currently convertible into 40 shares of our common stock.

Meetings of the Board of Directors

During 2005, the Board met eight times. During 2005, each current member of the Board attended in excess of 75 percent of both (i) the total number of Board meetings held during the period for which he or she was a director and (ii) the total number of meetings of each committee of the Board on which the director served during the period for which he or she was on the committee, except (a) Mr. Black, who was not in attendance for four meetings of the full Board and (b) Messrs. Clark and Tsai, who each were not in attendance for one meeting of the Nominating and Corporate Governance Committee.

Committees of the Board

The Board has established three standing committees and a Special Committee, each as described below.

Audit Committee

The Audit Committee operates pursuant to a written charter which complies with the corporate governance standards of the NYSE. Effective March 2, 2006, the Audit Committee charter was amended. A copy of the amended charter is attached as Appendix A to this proxy statement and is also available on our website at www.unitedrentals.com under “Corporate Governance” in the Investor Relations section.

The general purposes of the Audit Committee are to:

•	assist the Board in monitoring (1) the integrity of the Company’s financial statements, (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s internal audit function and independent auditors, and (4) the Company’s compliance with legal and regulatory requirements; and

•	prepare the report required by the rules of the SEC to be included in our annual proxy statement and any other reports that the rules of the SEC may require of a company’s audit committee.

The current members of the Audit Committee are Messrs. McAuley (chair), Papastavrou, Suwyn and Wimbush.

Each current member of the Audit Committee meets the general independence requirements of the NYSE and the additional independence requirements for audit committees specified by Rule 10A-3 under the Securities Exchange Act of 1934. The Board has determined that each of Messrs. McAuley and Papastavrou qualifies as an “audit committee financial expert” as defined by the SEC, and that each member of the Audit Committee is “financially literate” within the meaning of the Corporate Governance Standards of the NYSE.

In 2005, the Audit Committee met 11 times.

Compensation Committee

The Compensation Committee operates pursuant to a written charter which complies with the corporate governance standards of the NYSE. You can access this document on our website at www.unitedrentals.com under “Corporate Governance” in the Investor Relations section.

The general purpose of the Compensation Committee is to aid the Board in discharging its responsibilities relating to (i) the oversight of executive officer and director compensation and (ii) the development of compensation policies that support the Company’s business objectives. For additional information concerning this committee, see “Compensation Committee Report on Executive Compensation.”

The current members of the Compensation Committee are Messrs. Gross (chair), Clark, McAuley and Tsai. Each current member of the Compensation Committee meets the independence requirements of the NYSE.

In 2005, the Compensation Committee met four times.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee (the “Nominating Committee”) operates pursuant to a written charter which complies with the corporate governance standards of the NYSE. You can access this document on our website at www.unitedrentals.com under “Corporate Governance” in the Investor Relations section.

The general responsibilities of the Nominating Committee include: (i) developing criteria for evaluating potential Board candidates and recommending such candidates to the Board; (ii) taking a leadership role in shaping the corporate governance of the Company and developing the Company’s corporate governance guidelines; and (iii) overseeing the evaluation processes for the Board and management that are required by the Company’s corporate governance guidelines. For additional information concerning this committee, see “Corporate Governance Matters—Director Nomination Process.”

The current members of the Nominating Committee are Messrs. Clark (chair), Gross and Tsai and Ms. McAllister. Each current member of the Nominating Committee meets the independence requirements of the NYSE.

In 2005, the Nominating Committee met twice.

Special Committee

We established a special committee of independent directors in connection with the SEC inquiry of the Company. The current members of the Special Committee are Messrs. Clark, McAuley (chair), Papastavrou and Suwyn.

Director Compensation

Director Fees

Directors who are executive officers of the Company are not paid additional compensation for serving as directors. The compensation for the other directors is as set forth below. We believe our compensation arrangements for non-management directors are significantly below the compensation levels for non-management directors at the majority of our peer companies. The Compensation Committee is expected to review director compensation in the near future.

The current compensation arrangements are the same as those for 2005, and are as follows:

•	annual retainer fees of (i) $40,000 for serving as director, (ii) $10,000 for serving as chairman of each of the Audit Committee and the Special Committee, and (iii) $5,000 for serving as chairman of any other committee;

•	meeting attendance fees of (i) $1,500 for each Board meeting, (ii) $2,000 for each Audit Committee and Special Committee meeting, and (iii) $1,500 for each other committee meeting; and

•	annual grant of options to purchase 3,000 shares of our common stock at an exercise price equal to the market value of the stock at the time of grant. The options are fully vested at grant, but shares purchased under the option may not be transferred until the restriction expires, which occurs with respect to one third of the shares on each of the first three anniversaries of grant.

Deferred Compensation Plan for Directors

We maintain the United Rentals, Inc. Deferred Compensation Plan for Directors, under which our non-employee directors may elect to defer receipt of the fees that would otherwise be payable to them. Deferred fees are credited to a bookkeeping account and are deemed invested, at the director’s option, in either a money market fund, unrestricted shares of our common stock or restricted shares of our common stock. If a director elects to have his or her deferred fees deemed invested in a money market fund or in unrestricted shares of our common stock, the director’s account is credited with shares in the money market fund or shares of our common stock equal to the deferred amount and the account is fully vested at all times. If a director elects to have his or her deferred fees deemed invested in restricted shares of our common stock, the director’s account is credited with shares of our common stock equal to 120 percent of the deferred amount, but the director’s account is not immediately vested. The account (or portion of account) that is credited with restricted shares will vest as follows: (i) one-fifth will vest on each anniversary of the acquisition date, provided that the holder continues as a director; and (ii) if the holder dies or is disabled while a director, all of the shares will immediately vest.

Director Attendance At Previous Annual Meeting

In 2005, we did not hold an annual meeting because of the delay in completing our financial statements and filing our Annual Report on Form 10-K for 2004.

CORPORATE GOVERNANCE MATTERS

Corporate Governance Guidelines

We have adopted corporate governance guidelines to promote the effective functioning of the Board. These guidelines address, among other governance items, criteria for selecting directors and director duties and responsibilities. A copy of this document is contained in Annex C. You can also access this document on our website at www.unitedrentals.com under “Corporate Governance” in the Investor Relations section.

The policies described in our corporate governance guidelines and in this proxy statement are intended to set forth general guidance for the functioning of the Board and should not be viewed as a set of legally binding obligations. The Board may, from time to time, modify these guidelines and policies or approve deviations therefrom as it deems appropriate.

Code of Business Conduct

We have adopted a code of business conduct for our employees, officers and directors. You can access this document on our website at www.unitedrentals.com under “Corporate Governance” in the Investor Relations section. This code constitutes a “code of ethics” as defined by the rules of the SEC.

Director Independence

In assessing director independence, we follow the criteria of the New York Stock Exchange (“NYSE”). In addition, and without limiting the NYSE independence requirements, we apply the following categorical standards. We do not consider a director to be independent if he or she is, or in the past three years has been:

•	employed by the Company or any of its affiliates;

•	an employee or owner of a firm that is one of the Company’s or any of its affiliate’s paid advisors or consultants (unless the Company’s relationship, or the director’s relationship, with such firm does not continue after the director joins the Board and the Company’s annual payments to such firm did not exceed one percent of such firm’s revenues in any year);

•	employed by a significant customer or supplier;

•	party to a personal service contract with the Company or the chairman, CEO or other executive officer of the Company or any of its affiliates;

•	an employee or director of a foundation, university or other non-profit organization that receives significant grants or endowments from the Company or any of its affiliates or a direct beneficiary of any donations to such an organization;

•	a relative of any executive officer of the Company or any of its affiliates; or

•	part of an interlocking directorate in which the CEO or other executive of the Company serves on the Board of a third-party entity (for-profit or not-for-profit) employing the director.

Under our corporate governance guidelines and NYSE rules, a majority of our directors must be independent. The following directors of our Company have been determined by the Board to be independent: Leon D. Black, Howard L. Clark, Jr., Michael S. Gross, Singleton B. McAllister, Brian D. McAuley, Jason D. Papastavrou, Mark A. Suwyn, Gerald Tsai, Jr. and Lawrence “Keith” Wimbush.

Each of the directors that we have identified as being independent meets the categorical standards described above.

None of the directors that we have identified as being independent has any relationship with the Company (other than being a director and/or shareholder of the Company), except as discussed below.

Singleton B. McAllister became a director of the Company in April 2004. Prior to the time she became a director, the Company obtained certain legal services from, and paid legal fees to, a law firm in which Ms. McAllister was a partner. The aggregate fees paid to such firm were less than $50,000 and such fees represented less than one percent of such firm’s annual revenues. After Ms. McAllister became a director, the Company’s relationship with such firm was discontinued. The Board determined that the foregoing relationship was not and is not a “material relationship” given that the Company’s relationship with such firm was discontinued and the payments to such firm represented less than one percent of the firm’s annual revenues.

Two of our directors, Leon Black and Michael Gross, are affiliated with Apollo and were elected directors by Apollo in its capacity as the holder of Series C Preferred. In 1999, the Company paid Apollo (i) $3.0 million of fees in connection with the sale by the Company of preferred stock in January 1999 and (ii) $1.0 million of fees in connection with the sale by the Company of preferred stock in September 1999. These payments were made prior to the three-year look-back period provided for by the NYSE independence rules. Based on the amount of time that has elapsed since these payments were made, the Board has determined that these payments do not disqualify the two directors elected by the Series C Preferred from being classified as independent directors.

Lawrence “Keith” Wimbush became a director of the Company in April 2006. From January 2003 until August 2005, Mr. Wimbush was with Korn/Ferry International, an executive search firm, where he served as a Senior Client Partner and was also Co-Practice Leader of the firm’s Legal Specialist Group. From 2004 to date, Korn/Ferry rendered executive search services to the Company for which the Company has paid an aggregate of approximately $652,000. The Board has determined that the foregoing relationship was not and is not a “material relationship” given that Mr. Wimbush is no longer with Korn/Ferry International and was not at the time of his appointment (and had not been for almost a year prior to his appointment), and that this relationship therefore does not disqualify Mr. Wimbush from being classified as an independent director.

Executive Sessions of the Board

The Company’s Corporate Governance Guidelines provide that our non-management directors should meet, at least twice a year, in executive sessions without the presence of management. Non-management directors who do not qualify as “independent” may participate in these meetings. However, the Corporate Governance Guidelines provide that, at least once a year, the independent directors should meet in executive session without the presence of either management or the non-independent directors. The purpose of the executive session meetings is to facilitate free and open discussion among the participants. Accordingly, the participants may determine that the minutes of these meetings not record the substance of the discussions. The Lead Director (or in the absence of the Lead Director, the Chairman of the Audit Committee or such other independent director as may be selected by the Board) should preside over these executive session meetings and, as required, provide feedback to the CEO based upon the matters discussed at such meetings. The Lead Director is currently Michael Gross.

Director Nomination Process

General

The Board has established the Nominating Committee, as described above. The responsibilities of this committee include, among other things: (i) developing criteria for evaluating prospective candidates to the Board; (ii) identifying individuals qualified to become Board members; and

(iii) recommending to the Board those individuals that should be nominees for election or re-election to the Board or otherwise appointed to the Board (with authority for final approval remaining with the Board). However, the Nominating Committee does not make any recommendations with respect to the directors that are elected by the holders of our preferred stock.

Process For Identifying and Evaluating Candidates

The Nominating Committee may identify potential Board candidates from a variety of sources, including recommendations from current directors or management, recommendations of security holders or any other source the committee deems appropriate. The Nominating Committee may also engage a search firm or consultant to assist it in identifying, screening and evaluating potential candidates. The Nominating Committee has been given sole authority to retain and terminate any such search firm or consultant.

In considering candidates for the Board, the Nominating Committee evaluates the entirety of each candidate’s credentials. The Nominating Committee considers, among other things: (i) business or other relevant experience; (ii) expertise, skills and knowledge; (iii) integrity and reputation; (iv) the extent to which the candidate will enhance the objective of having directors with diverse viewpoints, backgrounds, expertise, skills and experience; (v) willingness and ability to commit sufficient time to Board responsibilities; and (vi) qualification to serve on specialized committees of the Board, such as the Audit Committee or the Compensation Committee.

The three nominees for election as Class 1 directors at the upcoming annual meeting are Wayland Hicks, who has been a director since 1998, John McKinney, who has been a director since 1998, and Singleton B. McAllister, who has been a director since 2004. The three nominees for election as Class 2 directors at the upcoming annual meeting are Brian D. McAuley, who has been a director since 2004, Gerald Tsai, Jr., who has been a director since 2002, and Jason Papastavrou, who has been a director since 2005. Each of these directors is standing for re-election. In making its recommendation to the Board, the Nominating and Corporate Governance Committee reviewed and evaluated, in addition to each nominee’s background and experience and other Board membership criteria set forth in the Company’s corporate governance guidelines, each of such director’s performance during their recent tenure with the Board and considered whether each of them was likely to continue to make important contributions to the Board.

Procedure for Submission of Recommendations by Security Holders

Our security holders may recommend potential director candidates by following the procedure described below. The Nominating Committee will evaluate recommendations from security holders in the same manner that it evaluates recommendations from other sources.

If you wish to recommend a potential director candidate for consideration by the Nominating Committee, please send your recommendation to United Rentals, Inc., Five Greenwich Office Park, Greenwich Connecticut 06831, Attention: Corporate Secretary. Any notice relating to candidates for election at the 2007 annual meeting must be received by December 28, 2006. You should use first class, certified mail in order to ensure the receipt of your recommendation.

Any recommendation must include: (i) your name and address and a list of the securities of the Company that you own; (ii) the name, age, business address and residence address of the proposed candidate; (iii) the principal occupation or employment of the proposed candidate over the preceding ten years and the person’s educational background; (iv) a statement as to why you believe such person should be considered as a potential candidate; (v) a description of any affiliation between you and the person you are recommending; and (vi) the consent of the proposed candidate to your submitting him or her as a potential candidate. You should note that the foregoing process relates only to bringing potential candidates to the attention of the Nominating Committee. This process will not give you the right to directly propose a nominee at any meeting of stockholders. See “—Stockholder Proposals For The 2007 Annual Meeting.”

Communications with the Board of Directors

Our security holders or any other interested party may communicate with the Board or with any individual director or directors in writing. All communications should be addressed to the Board or the particular director or directors, as the case may be, and mailed to United Rentals, Inc., c/o Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, NY 10036, attention: Thomas E. Molner, our counsel, and all communications will be submitted to the relevant director or directors. Any communications relating to accounting, internal controls or auditing matters will be promptly brought to the attention of the Chairman of the Audit Committee.

Please note that the foregoing procedure does not apply to (i) stockholder proposals pursuant to Exchange Act Rule 14a-8 and communications made in connection with such proposals or (ii) service of process or any other notice in a legal proceeding. For information concerning stockholder proposals, see “—Stockholder Proposals For The 2007 Annual Meeting” below.

Stockholder Proposals For The 2007 Annual Meeting

Notice Required to Include Proposals in Our Proxy Statement

We will review for inclusion in next year’s proxy statement stockholder proposals received by December 29, 2006. All proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the proxy statement. Proposals should be sent to United Rentals, Inc., Five Greenwich Office Park, Greenwich, Connecticut 06831, Attention: Corporate Secretary.

Notice Required to Bring Business Before an Annual Meeting

Our by-laws establish an advance notice procedure for stockholders to make nominations of candidates for election of director or to bring other business before an annual meeting. Under these procedures, a stockholder that proposes to nominate a candidate for director or propose other business at the 2007 annual meeting of stockholders, must give us written notice of such nomination or proposal not less than 60 days and not more than 90 days prior to the scheduled date of the meeting (or, if less than 70 days’ notice or prior public disclosure of the date of the meeting is given, then not later than the 15th day following the earlier of (i) the date such notice was mailed or (ii) the day such public disclosure was made). Such notice must provide certain information as specified in our by-laws and must be received at our principal executive offices by the deadline specified above.

If a stockholder notifies us after March 14, 2007, of an intention to present a proposal at the 2007 annual meeting of stockholders (and for any reason the proposal is voted on at the meeting), our proxy holders will have the right to exercise discretionary voting authority with respect to such proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below and the notes thereto set forth as of April 11, 2006 (unless otherwise indicated in the footnotes), certain information concerning the beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of our common stock by (i) each director and executive officer of the Company, (ii) all executive officers and directors of the Company as a group and (iii) each person known to us to be the owner of more than 5 percent of our common stock. The table does not include information for Mr. Milne, a former executive officer, because he is no longer with the Company and information concerning his beneficial ownership is not available to the Company.

Name and Address (1)	Number of Shares of Common Stock Beneficially Owned (2)(3)		Percent of Common Stock Owned (2)
Bradley S. Jacobs	5,673,955	(4)	7.0%
Wayland R. Hicks	1,122,825	(5)	1.4%
Martin E. Welch III	0		—
Michael J. Kneeland	121,083	(6)	*
Joseph Ehrenreich	60,000	(7)	*
Leon D. Black	38,644	(8)	*
Howard L. Clark, Jr.	7,000	(9)	*
Michael S. Gross	38,644	(10)	*
Singleton B. McAllister	6,000	(11)	*
Brian D. McAuley	10,000	(12)	*
John S. McKinney	684,421	(13)	*
Jason D. Papastavrou	0		—
Mark A. Suwyn	4,500	(14)	*
Gerald Tsai, Jr.	9,786	(15)	*
Lawrence “Keith” Wimbush	0	(16)	—
All executive officers and directors as a group (14 persons)	7,776,858	(17)	9.4%
Apollo Investment Fund IV, L.P. and Apollo Overseas Partners IV, L.P.	17,177,833	(18)	18.5%
Barclay’s Global Investors Japan Trust and Banking Company Limited	4,036,785	(19)	5.2%
Colburn Music Fund and The Colburn School	11,660,797	(20)	15.1%
Dimensional Fund Advisors Inc.	4,413,866	(21)	5.7%
U.S. Trust Corporation, United States Trust Company of New York and U.S. Trust Company, N.A	6,620,877	(22)	8.6%

*	Less than 1 percent.
(1)	Unless otherwise indicated in the footnotes to the table, our address is c/o the Company at Five Greenwich Office Park, Greenwich, Connecticut 06831.
(2)	Unless otherwise indicated, each person has sole investment and voting power with respect to the shares indicated. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares as of a given date which such person has the right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be outstanding for the purpose of computing the percentage ownership of such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
(3)	In certain cases, includes securities owned by one or more entities controlled by the named holder.

(4)	Consists of 1,911,281 outstanding shares, 3,671,000 shares issuable upon the exercise of currently exercisable warrants and 91,674 shares issuable upon conversion of QUIPS issued by a subsidiary trust. Excludes the following shares that are held by a marital trust: (i) 1,329,000 shares issuable upon the exercise of currently exercisable warrants; and (ii) 2,650,000 shares issuable upon the exercise of currently exercisable options. The institutional trustee of such trust is not affiliated with Mr. Jacobs and controls the voting and disposition of such shares.
(5)	Consists of 597,825 outstanding shares and 525,000 shares issuable upon the exercise of currently exercisable options.
(6)	Consists of 62,750 outstanding shares and 58,333 shares issuable upon the exercise of currently exercisable options.
(7)	Consists of 60,000 outstanding shares. Mr. Ehrenreich ceased to be an executive officer in March 2006.
(8)	Consists of 2,644 outstanding shares and 36,000 shares issuable upon the exercise of currently exercisable options. Mr. Black disclaims beneficial ownership of certain shares as described in footnote 18.
(9)	Consists of 1,000 outstanding shares and 6,000 shares issuable upon the exercise of currently exercisable options.
(10)	Consists of 2,644 outstanding shares and 36,000 shares issuable upon exercise of currently exercisable options. Mr. Gross disclaims beneficial ownership of certain shares as described in footnote 18.
(11)	Consists of 6,000 shares issuable upon the exercise of currently exercisable options.
(12)	Consists of 4,000 outstanding shares and 6,000 shares issuable upon the exercise of currently exercisable options.
(13)	Consists of 18,076 outstanding shares, 660,157 shares issuable upon the exercise of currently exercisable options and 6,188 shares issuable upon conversion of QUIPS issued by a subsidiary trust.
(14)	Consists of 4,500 shares issuable upon the exercise of currently exercisable options.
(15)	Consists of 3,786 outstanding shares and 6,000 shares issuable upon the exercise of currently exercisable options.
(16)	Mr. Wimbush became a director of the Company on April 11, 2006.
(17)	Consists of 2,664,006 outstanding shares, 3,671,000 shares issuable upon the exercise of currently exercisable warrants, 1,343,990 shares issuable upon the exercise of currently exercisable options and 97,862 shares issuable upon conversion of QUIPS issued by a subsidiary trust.
(18)	Consists of 1,844,500 outstanding shares, 12,000,000 shares issuable upon conversion of outstanding shares of our Series C Preferred and 3,333,333 shares issuable upon conversion of outstanding shares of our Series D-1 Preferred. Of the shares indicated, (i) 16,297,171 shares are owned by Apollo Investment Fund IV, L.P. (“AIFIV”) and (ii) 880,662 shares are owned by Apollo Overseas Partners IV, L.P. (“Overseas IV”). Apollo Advisors IV, L.P. (“Advisors IV”) is the general partner of AIFIV and the managing general partner of Overseas IV. Apollo Capital Management IV, L.P. (“Capital Management IV”) is the general partner of Advisors IV. The directors and principal executive officers of Capital Management IV are Leon D. Black and John J. Hannan. Messrs. Black and Hannan are also limited partners of Advisors IV. Messrs. Black, Gross and Hannan disclaim beneficial ownership of the shares owned by AIFIV and Overseas IV. The address of both AIFIV and Overseas IV is c/o Apollo Advisors IV, L.P., Two Manhattanville Road, Purchase, New York 10577.
(19)	The share ownership information for Barclay’s Global Investors Japan Trust and Banking Company Limited (“Barclay’s”) is as of January 31, 2006 and is based on information in a Schedule 13G filed by Barclay’s. Barclay’s has sole voting power with respect to 3,709,737 of the indicated shares. Barclay’s is a bank and its address is Ebisu Prime Square Tower 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo 150-0012 Japan.

(20)	The share ownership information for Colburn Music Fund and The Colburn School is as of February 14, 2005 and is based on information in a Schedule 13G filed by Colburn Music Fund and The Colburn School. Colburn Music Fund has sole voting power with respect to 8,745,797 shares, and The Colburn School has sole voting power with respect to 2,915,000 shares. Colburn Music Fund’s address is 1000 Wilshire Blvd., Suite 340, Los Angeles, California 90017. The Colburn School’s address is 200 South Grand Avenue, Los Angeles, California 90012.
(21)	The share ownership information for Dimensional Fund Advisors Inc. (“Dimensional”) is as of February 1, 2006 and is based on information in a Schedule 13G filed by Dimensional. Dimensional has sole dispositive power and voting power with respect to the indicated shares. Such shares are owned by various clients of Dimensional for whom Dimensional serves as an investment advisor. Dimensional’s address is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.
(22)	The share ownership information for U.S. Trust Corporation (“UST”), United States Trust Company of New York (“USTC”) and U.S. Trust Company, N.A. (“USTCNA”) is based on information in a Schedule 13G filed by UST, USTC and USTCNA on February 14, 2006. UST, USTC and USTCNA hold the shares in their capacity as fiduciaries and/or agents for their customers, and report sole voting power over 1,536,025 of these shares, and shared voting power over 825 of these shares. The address of UST, USTC and USTCNA is 114 West 47th St., New York, New York 10036.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth for the periods indicated below information concerning the compensation paid to our chief executive officer and our four most highly-compensated executive officers other than our CEO who served as executive officers as of the end of the fiscal year ended December 31, 2005 (including two persons who served as executive officers at year-end but no longer serve as executive officers). In addition, the table provides information concerning one person who ceased to be an executive officer in mid-year 2005, but would have been among the most highly compensated executive officers of the Company for the fiscal year ended December 31, 2005.

	Annual Compensation						Long-term Compensation Awards				All Other Compensation ($)(3)
Name and Principal Position	Year	Salary($)	Bonus($)		Other Annual Compensation ($)(1)		Restricted Stock Awards ($)(2)		Securities Underlying Options
Wayland R. Hicks Chief Operating Officer (until December 15, 2003) and Chief Executive Officer (from December 16, 2003)	2005 2004 2003	550,000 550,000 475,000	636,300 688,200 240,000	(4)	12,100 12,891 76,000		— 3,458,000 —	(5)	— — 325,000	(6)	45,500 47,880 11,400	(7) (7)

John N. Milne Former President, Chief Acquisition Officer and (from December 6, 2002) Chief Financial Officer (served until August 15, 2005)	2005 2004 2003	378,286 550,000 388,000	— — 240,000	(4)	15,854 23,006 133,000	(8)	— 2,766,400 —	(5)	— — 300,000	(6)	1,647 3,988 11,400	(7) (7)

Michael J. Kneeland Executive Vice President—Operations (from September 23, 2003)(9)	2005 2004 2003	290,000 290,000 239,000	311,200 326,500 176,000	(4)	— — —		— — 110,120		— — —		1,845 1,845 3,000	(7) (7)

Martin E. Welch III Executive Vice President and Chief Financial Officer (served as Interim Chief Financial Officer from September 12, 2005 until March 7, 2006)	2005 2004 2003	346,154 — —	— — —		— — —		— — —		— — —		203 — —	(7)

Joseph Ehrenreich Former Vice President and General Counsel (from September 1, 2004 to March 29, 2006)	2005 2004 2003	428,338 135,673 —	— 367,000 —	(10)	— — —		— 1,139,400 —	(11)	— — —		106,571 69 —	(7) (7)

Joseph B. Sherk Former Corporate Controller (served until January 25, 2006)	2005 2004 2003	253,229 246,000 241,454	— 106,720 —		— — —		— 343,078 226,535	(12)	— 10,000 —		10,666 10,545 17,042	(7) (7)

(1)	Under SEC rules, perquisites and other personal benefits paid to an executive are not required to be reported, unless the aggregate amount exceeds the lesser of (a) $50,000 and (b) 10 percent of the executive’s annual salary plus bonus. The amounts in this column represent personal use of company aircraft valued, in accordance with SEC rule, based on the incremental cost to us of providing such perquisite, taking into account any portion of such costs that the executive is required to pay or reimburse.
(2)

The dollar value shown in the table represents the number of shares of restricted stock and/or units awarded multiplied by the closing price of our unrestricted common stock on the New York Stock Exchange on the date of grant. The vesting requirements relating to such shares and/or units are described under “— Certain Employment Arrangements.” Dividends are paid on shares of restricted common stock but not with respect to restricted stock units. The following table shows the aggregate restricted share holdings of the executives on this table as of December 31, 2004 and December 31, 2005. The values are based on the last closing price of our stock for the year.

	As of December 31, 2004		As of December 31, 2005
Executive	Number of Shares	Value	Number of Shares	Value
Wayland R. Hicks	700,000	$13,230,000	633,334	$14,813,682
John N. Milne	160,000	$3,024,000	—	—
Michael Kneeland	30,541	$577,225	22,624	$529,175
Joseph Ehrenreich(a)	60,000	$1,134,000	60,000	$1,403,400
Joseph B. Sherk	47,724	$901,984	47,724	$1,116,264

(a)	Pursuant to Mr. Ehrenreich’s Separation Agreement and General Release, 30,000 of his restricted shares will be forfeited unless they have vested due to a change in control of the Company (as defined in the agreement) prior to September 1, 2006.
(3)	Other compensation includes $1,500 per year of matching 401k contributions for each year shown on the table for each of Messrs. Hicks, Milne and Kneeland and for each year other than 2002 for Mr. Sherk.
(4)	The executive’s bonus was paid 50% in cash and 50% in stock in 2003.
(5)	In 2004, Mr. Hicks and Mr. Milne were awarded 200,000 restricted stock units and 160,000 restricted stock units, respectively, under our 2001 Senior Stock Plan. Upon vesting, these restricted stock units will be settled with shares of our common stock on a one-for-one basis. As a result, each restricted stock unit is essentially equivalent to a single share of our common stock.
The vesting schedule for the restricted stock units awarded to Mr. Hicks is as follows: (i) 100,000 units vested in three equal installments on January 1, 2005, July 1, 2005 and, January 1, 2006 and (ii) 100,000 units will vest on December 31, 2008. With respect to the restricted stock units awarded to Mr. Milne, 20,000 units vested on each of January 1, 2005 and July 1, 2005. The vesting schedule provided for vesting of an additional 20,000 units on January 1, 2006 and 100,000 units on December 31, 2008. However, Mr. Milne’s employment with us was terminated for cause on August 15, 2005 and the 120,000 unvested units were forfeited.

The vesting of the restricted stock units may be accelerated as follows:

•	upon a “change of control” (as defined in the grant agreement) all units will immediately vest;
•	upon our termination of an executive’s employment without Cause or he resigns for Good Reason (as such terms are defined in his employment agreement), then an “appropriate fraction” of each tranche of such executive’s unvested units will immediately vest. For purposes of the foregoing, the “appropriate fraction” means (i) the amount of time that elapsed from the grant date to the occurrence of the event triggering accelerated vesting divided by (ii) the total amount of time over which such units were scheduled to vest absent accelerated vesting. In the case of units that are scheduled to vest in more than one installment, each installment will be treated as a separate tranche for purposes of the foregoing and the calculation of the appropriate fraction will be made separately for each tranche as if such tranche were the only tranche; and
•	upon the death or disability of an executive, the units scheduled to vest in 2005 and 2006, but not the units scheduled to vest in 2008, will immediately vest.
(6)	The options shown as having been granted to Messrs. Hicks and Milne in 2003 were originally granted in 1997 and 1998. The original grant of these options was reported in our proxy statement relating to our 1999 annual meeting. In April 2003, the Compensation Committee extended the expiration date of these options to April 10, 2013. The exercise price was not changed. For purposes of this compensation table, we have treated the extension of the term of the original options as the cancellation of the old options and the grant of new options with a different expiration date. These options are all vested. The exercise price of these options is as follows: (i) for the options held by Mr. Hicks, the exercise price is $21.9375 for 225,000 options, $20.00 for 50,000 options and $15.00 for 50,000 options and (ii) for the options held by Mr. Milne, the exercise price is $21.9375.
(7)	The other compensation for each executive in each of 2005 and 2004, as applicable, included the following: Mr. Hicks ($44,000 for supplemental insurance coverage in 2005 and $2,263 for car allowance, $44,000 for supplemental insurance coverage and $117 in non-cash awards in 2004); Mr. Milne ($147 in non-cash awards in 2005 and $2,263 for car allowance and $225 for group term life insurance coverage in 2004); Mr. Kneeland ($345 for group term life insurance coverage in 2005 and $345 for group term life insurance coverage in 2004); Mr. Welch ($174 for group term life insurance coverage and $29 in non-cash awards in 2005); Mr. Ehrenreich ($94,958 for relocation expenses, $11,388 for supplemental insurance coverage and $225 for group term life insurance coverage in 2005 and $69 for group term life insurance coverage in 2004); and Mr. Sherk ($8,400 for car allowance, $645 for group term life insurance coverage and $121 in non-cash awards in 2005 and $8,400 for car allowance and $645 for group term life insurance coverage in 2004).
(8)	In 2005 Mr. Milne reimbursed us $64,929 for personal use of company aircraft.
(9)	Mr. Kneeland was not an executive officer prior to being appointed Executive Vice President—Operations in 2003.
(10)	The executive’s bonus included a signing bonus of $175,000 and an additional bonus of $192,000.

(11)	Mr. Ehrenreich received 60,000 shares of restricted stock in 2004. 15,000 of the shares are scheduled to vest on each of April 1, 2006, September 1, 2006, September 1, 2007 and December 1, 2008. The vesting will be accelerated in the event of a change in control of the Company. Because Mr. Ehrenreich is expected to terminate employment on September 1, 2006, pursuant to a Separation Agreement and General Release, the last 30,000 shares will only vest if there is a change of control before September 1, 2006.
(12)	Mr. Sherk was granted 19,358 shares of restricted stock in 2004. 11,000 shares will vest on July 30, 2007 and 8,358 shares will vest on October 1, 2007.

Terms of Restricted Stock

In April, July and December, 2004, we granted restricted stock awards to certain individuals shown in the table above. These shares of restricted stock will vest as described under “—Certain Employment Arrangements,” below.

In May 2004, we adopted the United Rentals, Inc. Restricted Stock Unit Deferral Plan. This Plan enables our executive officers and directors who receive awards of restricted stock units under our 2001 Senior Stock Plan to elect to defer receipt of shares of our voting common stock that would otherwise be paid upon the vesting and settlement of such awards.

On August 22, 2005, we amended our restricted stock grant agreement with Mr. Ehrenreich. Pursuant to this amendment, the vesting date with respect to 15,000 restricted shares held by Mr. Ehrenreich was delayed from September 1, 2005 to April 1, 2006. On September 22, 2005, we amended our restricted stock grant agreements with each of Mr. Kneeland and Mr. Sherk. Pursuant to each of these amendments, the vesting dates with respect to 10,237 and 2,884 restricted shares held by Messrs. Kneeland and Sherk, respectively, were each delayed from October 1, 2005 to April 1, 2006. On March 30, 2006, we amended our restricted stock grant agreement with Mr. Kneeland to delay the vesting dates with respect to such shares from April 1, 2006 to May 1, 2006.

Options

The following tables summarize the number and value of all options held by the executive officers named in the Summary Compensation Table above as of December 31, 2005. None of these officers exercised options in 2005.

	Number of Securities Underlying Unexercised Options at Year End		Value of Unexercised In-the-Money Options at Year End (1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Wayland R. Hicks	525,000	0	$3,105,250	n/a
John N. Milne	450,000	0	$2,078,625	n/a
Martin E. Welch III	n/a	n/a	n/a	n/a
Michael J. Kneeland	58,333	0	$128,530	n/a
Joseph Ehrenreich	n/a	n/a	n/a	n/a
Joseph B. Sherk	53,750	5,000	$446,113	$25,850

(1)	The Value is the value of the shares subject to the options as of December 31, 2005, less the exercise price for those options.

Certain Employment Arrangements

Executive Employment Agreements and Compensation Arrangements

Mr. Hicks

In connection with the appointment of Wayland Hicks as our chief executive officer in December 2003, we entered into a new employment agreement and other compensation arrangements with him in early 2004. Certain terms of our agreement and related compensation arrangement with Mr. Hicks are set forth below.

Base Salary.    On April 4, 2006, following the Company’s filing of its 2004 and 2005 financial statements with the SEC, the Compensation Committee determined to increase Mr. Hicks’ base salary from $550,000 per annum to $750,000 per annum, effective April 1, 2006.

Right to Participate in Annual Incentive Compensation Plan.    This plan allows our current executives and other key employees to potentially earn annual incentive bonuses that will be based on achieving performance goals that will be established at the beginning of each year. Our employment agreement with Mr. Hicks provides that he is eligible to participate in the plan each year, and his target bonus for each year after 2004 would not be less than the target bonus established for 2004, which was $550,000, 100 percent of his base salary.

Awards Under Long-Term Incentive Plan.    Mr. Hicks was awarded 275,000 Long-Term Incentive Plan units under this plan in 2004. These units will vest on December 31, 2006 and be paid as soon as practicable thereafter, except as otherwise provided in the plan.

Restricted Stock Units.    In 2004 Mr. Hicks was awarded 200,000 restricted stock units under our 2001 Senior Stock Plan. Upon vesting, these restricted stock units are settled with shares of our common stock on a one-for-one basis. As a result, each restricted stock unit is essentially equivalent to a single share of our common stock.

The restricted stock units awarded to Mr. Hicks vest as follows: (i) 100,000 units vested in three equal installments on January 1, 2005, July 1, 2005 and, January 1, 2006; and (ii) 100,000 units will vest on December 31, 2008. The vesting of the restricted stock units may be accelerated as follows:

•	Upon a “change of control” (as defined in the grant agreement) all units will immediately vest.

•	Upon our termination of Mr. Hicks’ employment without Cause or his resignation for Good Reason (as such terms are defined in his employment agreement), then an “appropriate fraction” of each tranche of his unvested units will immediately vest. For purposes of the foregoing, the “appropriate fraction” means (i) the amount of time that elapsed from the grant date to the occurrence of the event triggering accelerated vesting divided by (ii) the total amount of time over which such units were scheduled to vest absent accelerated vesting. In the case of units that are scheduled to vest in more than one installment, each installment will be treated as a separate tranche for purposes of the foregoing and the calculation of the appropriate fraction will be made separately for each tranche as if such tranche were the only tranche.

•	Upon death or disability, the units scheduled to vest in 2006, but not the units scheduled to vest in 2008, will immediately vest.

Benefits.    Mr. Hicks is entitled to participate in our group health insurance program, group life insurance program, supplemental life insurance program, group short-term and long-term disability plans, and any tax-qualified and nonqualified retirement plans that are generally made available to other current senior executives of the Company, and for so long as the Company continues to maintain or otherwise make available a corporate aircraft, to make use of such aircraft in accordance with the Company’s current policy regarding business and personal use by executive officers.

In addition, Mr. Hicks is entitled to certain supplemental long-term disability coverage and/or supplemental life insurance coverage. However, the Company is not required to expend more than $50,000 per annum per executive to provide all such coverage.

Scheduled Term.    The term of our agreement with Mr. Hicks is through December 31, 2008. Unless either party thereto gives notice of non-renewal at least 60 day prior to the end of the then current term, the term will extend for successive one-year renewal periods.

Termination and Severance.    Either we or Mr. Hicks may at any time terminate his employment, with or without cause. However, if we terminate Mr. Hicks’ employment without Cause or he resigns for Good Reason (as such terms are defined in his employment agreement), we are required to pay him severance equal to 2.99 times the sum of his annual base salary at the time of termination plus the highest annual bonus paid to him in the preceding three years.

The term “Good Reason” is defined in Mr. Hicks’ employment agreement and includes, among other things, (i) the assignment of any significant duties inconsistent with, or a material diminution of, his position, duties, titles, offices, responsibilities, or status with our Company or his removal from his current positions or any failure to reelect him to his current positions, (ii) the failure to nominate him to serve as a director and, if he is then serving as chairman or vice chairman, the failure to re-appoint him to such position, or (iii) any termination of, or material amendment to, the Long-Term Incentive Plan by us that adversely affects the ability of Mr. Hicks to realize the full potential value of the units issued in 2004 as described above (provided that resignation based upon such occurrence must occur within one year thereof).

Matters Relating to Change of Control.    Our employment agreement with Mr. Hicks provides that all unvested stock options, shares of restricted stock and restricted stock units at any time granted to Mr. Hicks will automatically vest upon a “change of control” (as defined in the agreement). Each agreement also provides that if all or any portion of any payments or benefits which Mr. Hicks is entitled to receive pursuant to the agreement, or pursuant to any other plan, arrangement or agreement in respect of our Company or its affiliates, constitutes an “excess parachute payment” (as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”)), he is entitled to receive a payment sufficient on an after-tax basis to offset any excise tax payable by him pursuant to Section 4999 of the Code. Any payment constituting an “excess parachute payment” would not be deductible by our Company.

Retirement Benefits.    If Mr. Hicks retires after 2006, he is entitled to receive a lump-sum retirement payment equal to a specified multiple of the sum of his annual base salary at the time of retirement plus the highest annual bonus paid to him in the preceding three years. The specified multiple is 1.5 for retirement in 2007, 2.0 for retirement in 2008 and 2.5 for retirement thereafter. In addition, for a specified period, he will continue to receive the benefits (described under “— Benefits”) to which he was entitled to during the term of his employment. The specified period is 18 months for retirement in 2007, 24 months for retirement in 2008 and 30 months for retirement thereafter.

Mr. Milne

The terms of our employment agreement and other compensation arrangements with Mr. Milne, our former President and Chief Financial Officer, were substantially similar to the terms of our employment agreement and other arrangements with Mr. Hicks, described above. As previously disclosed, the Board terminated Mr. Milne’s employment with us for cause on August 15, 2005, because of Mr. Milne’s unwillingness to respond to questions of the Special Committee reviewing matters relating to the SEC inquiry of the Company discussed elsewhere in this report.

Mr. Welch

Martin E. Welch served as interim Chief Financial Officer of the Company from September 12, 2005 until March 7, 2006, when we appointed Mr. Welch as Executive Vice President and Chief

Financial Officer of the Company. In connection with this appointment, we entered into an employment agreement with Mr. Welch on March 7, 2006, which superseded his interim employment agreement. Certain terms of our agreement and related compensation arrangements are set forth below.

Base Salary.    Mr. Welch will be paid a base salary at the annual rate of $525,000. Upon recommendation of the Chief Executive Officer, the Compensation Committee may determine in its sole discretion to increase, but not decrease, the base salary.

Signing Bonus.    Mr. Welch received a signing bonus of $51,924 on March 31, 2006.

Completion Bonus.    Mr. Welch was eligible to receive a bonus of $250,000 within 30 days after we filed our 2004 annual report on Form 10-K with the SEC, which we filed on March 31, 2006. This bonus was paid to Mr. Welch on April 14, 2006.

Annual Bonus.    Mr. Welch will be eligible to receive an annual cash incentive bonus pursuant to the terms of the Annual Incentive Compensation Plan. The Target Allocation, as defined in the plan, will be 90 percent of base salary. The maximum incentive opportunity shall be 125 percent of base salary. The performance goals shall be determined by the Compensation Committee.

Relocation Allowance.    We will pay Mr. Welch a relocation allowance equal to $7,500 per month (on an after-tax basis) for expenses incurred by him for temporary living arrangements for one year following his appointment as Chief Financial Officer.

Restricted Stock Units.    The Company stated its non-binding intention to grant Mr. Welch an aggregate of 190,000 restricted stock units, subject to certain vesting criteria, at such time as permitted by applicable law and exchange rules.

Benefits.    Mr. Welch shall be entitled to participate in, to the extent he is otherwise eligible under the terms thereof, the benefit plans and programs, and receive the benefits and perquisites, generally provided by us to executives of the Company, including without limitation family medical insurance (subject to applicable employee contributions). Mr. Welch shall be entitled to 20 vacation days per year, such days to be accrued in accordance with Company policy. Without limiting the foregoing, Mr. Welch may in the future be eligible for consideration of an award of units under our Long-Term Incentive Plan, any such award being subject to the approval of the Committee (as such term is defined in the plan).

Termination and Severance.    Mr. Welch will be employed by us at will, and we or Mr. Welch may at any time terminate the employment relationship for any reason or no reason, with or without cause. However, if we terminate Mr. Welch’s employment without Cause or he resigns for Good Reason (as such terms are defined in his employment agreement), we are required to pay him (i) the Signing Bonus and Completion Bonus referred to above, if he has not previously been paid such bonuses, (ii) severance equal to 190 percent of Mr. Welch’s base salary (such percentage equal to the sum of 100 percent of his base salary and the Target Allocation provided for in the employment agreement) and (iii) if such termination occurs prior to the one-year anniversary of the date of the employment agreement, the continued payment of the relocation allowance to which Mr. Welch would have been entitled under the agreement through the end of such period.

Mr. Ehrenreich

Pursuant to the separation agreement and general release we entered into with Mr. Ehrenreich in March 2006, Mr. Ehrenreich ceased to be Vice President and General Counsel of the Company on March 29, 2006. During the remaining term of his employment, he will perform duties generally limited to not more than one day per week assisting the Company as a resource and transitioning his duties and in connection with matters pertaining to the previously announced SEC investigation and related matters until September 1, 2006.

Until September 1, 2006, Mr. Ehrenreich will continue to receive his base salary at the rate of $435,000 per annum and will receive a non-accountable expense allowance of $4,000 per month in lieu of office facilities. The Company has also agreed to pay him a lump sum severance payment of $968,450. Also, in lieu of payment in respect of 25,000 units under the United Rentals, Inc. Long-Term Incentive Plan, the Company has agreed to pay Mr. Ehrenreich a lump sum of $1,212,500, representing the Maximum Cumulative Unit Value (as defined in such plan) for such units which he otherwise would have become eligible to receive under that plan.

Mr. Ehrenreich was awarded 60,000 shares of restricted common stock under the Company’s 2001 Senior Stock Plan on September 1, 2004. Under the terms of the separation agreement, 15,000 shares will vest on April 1, 2006 and an additional 15,000 shares will vest on September 1, 2006 in accordance with the original vesting schedule. Mr. Ehrenreich will forfeit the remaining 30,000 shares upon termination of his employment unless such shares have vested previously upon a change of control in accordance with the terms of the original grant agreement. Mr. Ehrenreich will have the right to cause the Company to purchase the 15,000 shares which vest on April 1, 2006 and the 15,000 shares which vest September 1, 2006 at a price equal to the closing price of the stock on the date Mr. Ehrenreich gives notice to the Company of his election to exercise this right.

In lieu of any bonuses for 2005 or 2006 under the United Rentals, Inc. Annual Incentive Compensation Plan or otherwise, Mr. Ehrenreich will receive two lump sum payments: a payment of $327,800 (representing the 2005 bonus he would otherwise have become eligible to receive in the ordinary course) and a payment of $200,000. Mr. Ehrenreich will cease to participate in any Company benefit plans upon the effective date of the separation agreement, except as provided in those plans or the separation agreement or as required by law. In lieu of benefits subsequent to the effective date of the separation agreement, Mr. Ehrenreich will receive a lump sum payment of $13,000. The Company will also continue Mr. Ehrenreich’s benefits coverage under COBRA for the earlier of (1) 18 months following the effective date of the separation agreement and (2) the period ending on the date he receives new employment and becomes eligible for new benefits coverage.

In the event of an agreement prior to September 1, 2006, which would trigger a Change of Control (as defined in Mr. Ehrenreich’s employment agreement), the term of Mr. Ehrenreich’s employment will be extended until the closing or abandonment of the transaction contemplated by that agreement at a salary rate of $1,673 per week. The Company also agreed to pay Mr. Ehrenreich for his accrued vacation time and his reasonable attorneys’ fees and certain expenses. Mr. Ehrenreich and the Company also released claims against each other. Except as specifically provided in the separation agreement, our employment agreement with Mr. Ehrenreich was terminated effective as of the effectiveness of the separation agreement.

Mr. Kneeland

Michael Kneeland is our executive vice president—operations. On April 4, 2006, following the Company’s filing of its 2004 and 2005 financial statements with the SEC, the Compensation Committee determined to increase Mr. Kneeland’s base salary from $290,000 per annum to $400,000 per annum, effective April 1, 2006. Mr. Kneeland will also be eligible to receive an annual cash incentive bonus under our Annual Incentive Compensation Plan. Mr. Kneeland’s Target Allocation, as defined in the Plan, will be 100 percent of base salary. The maximum incentive opportunity shall be 125 percent of base salary. Mr. Kneeland was awarded 35,000 units under our Long-Term Incentive Plan in 2004. If we terminate Mr. Kneeland’s employment without Cause (as defined in the agreement), we must continue to pay him his base salary for 12 months or, if earlier, until he accepts other employment. If Mr. Kneeland is terminated without Cause, we may elect to accelerate the vesting of any of Mr. Kneeland’s unvested stock options, restricted stock or units under our Long-Term Incentive Plan. If we choose to accelerate the vesting of these securities, we will offset the cash equivalent of such vested securities (to be calculated as of the close of business on the date of accelerated vesting) against the payment of Mr. Kneeland’s base salary pursuant to the prior sentence.

Mr. Sherk

We and Joseph Sherk, our former Corporate Controller, entered into an employment agreement in June 2004. We subsequently entered into an agreement and general release with Mr. Sherk in March 2006. Effective as of January 2006, Mr. Sherk ceased to be Vice President, Corporate Controller of the Company. Mr. Sherk will continue to serve as a vice president of the Company.

Mr. Sherk’s base salary is $255,840 per annum. Mr. Sherk will not receive a bonus for 2005. With respect to 2006 and thereafter, he may be eligible to receive a discretionary bonus in an amount not to exceed 60% of his base salary, provided he is employed by us on the date such bonuses are paid. Mr. Sherk will continue to be employed by us at will, and we or Mr. Sherk may at any time terminate his employment for any reason or no reason, with or without cause. All unvested stock options and unvested restricted stock issued to Mr. Sherk prior to June 1, 2004 shall automatically vest upon a Change of Control (as defined in the June 2004 employment agreement) that occurs while is he employed by the Company.

Pursuant to the 2006 agreement, Mr. Sherk shall retain, subject to meeting any applicable vesting requirements (i) shares of restricted grant previously granted to him (ii) certain options previously granted to him,. and (iii) 7,500 units previously awarded to him under the Company’s Long-Term Incentive Plan, in exchange for Mr. Sherk’s promises made in such agreement (including Mr. Sherk’s release of claims against the Company and related parties, his continuing obligations under the 2004 employment agreement and his obligations regarding nondisparagement and cooperation with the Company). Mr. Sherk forfeited 5,000 options granted in December 2004.

Indemnification

We have entered into indemnification agreements with each of our current and former executive officers listed above. Each of these agreements provides, among other things, for us to indemnify each such officer against certain specified claims and liabilities that may arise in connection with such officer’s services to the Company.

Consulting Agreement

On December 15, 2003, Mr. Jacobs stepped down as our Company’s chief executive officer and was succeeded by Mr. Hicks. However, Mr. Jacobs continues to serve as Chairman of the Board and a consultant to the Company. We have entered into a service agreement with Mr. Jacobs that governs the terms under which he will provide us with consulting services. Certain information concerning this agreement is set forth below.

Services.    The agreement contemplates that Mr. Jacobs may be asked to devote up to 500 hours per year to providing services to the Company as provided in the agreement. However, Mr. Jacobs may elect to reduce his time commitment, subject to a minimum of 50 hours per year, and in such event his consulting fee would be proportionately decreased.

Compensation and Benefits.    The agreement provides that, during the term of the agreement, Mr. Jacobs is entitled to:

•	a consulting fee of $250,000 per annum, subject to downward adjustments as provided in the previous paragraph;

•	continuation of his health insurance or the payment of such amount as is required for replacement insurance;

•	$2,084 per month in lieu of benefits other than health insurance;

•	substantially the same office, secretarial, administrative and information technology support that he received prior to stepping down as CEO; and

•	personal use of company aircraft in accordance with the Company’s policy for such use by executive officers, subject to certain limits. In addition, for three years following the end of the term, Mr. Jacobs may make personal use of company aircraft, provided that (a) he reimburses the Company for the incremental cost of such use, and (b) such use shall be limited to a maximum of 100 hours of flight time per year (but any unused hours may be carried forward to subsequent years whether within or beyond the three-year period). For purposes of the agreement, “incremental cost” means the per-hour variable cost associated with any use plus any repositioning charges.

Term.    The agreement provides for an initial term extending until December 15, 2006. Unless either party gives notice of non-renewal at least 30 days prior to the end of the then current term, the term will extend for successive one-year renewal terms.

Termination and Severance.    We or Mr. Jacobs may at any time terminate the agreement, with or without cause. However, if we terminate the agreement without Cause (as defined in the agreement) or Mr. Jacobs resigns for Good Reason (as defined in the agreement), then (i) we will be required to continue to provide Mr. Jacobs with the compensation and benefits provided for in the agreement until the scheduled end of the term as if there had been no early termination and (ii) the post-term aircraft benefits described above will commence upon the date the term was scheduled to end rather than the date of early termination.

The agreement also provides that if all or any portion of any payments or benefits which Mr. Jacobs is entitled to receive pursuant to the service agreement, or pursuant to any other plan, arrangement or agreement in respect of our Company or its affiliates, constitutes an “excess parachute payment” (as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”)), he is entitled to receive a payment sufficient on an after-tax basis to offset any excise tax payable by him pursuant to Section 4999 of the Code. Any payment constituting an “excess parachute payment” would not be deductible by our Company.

EQUITY COMPENSATION PLAN INFORMATION

The table below provides certain information concerning our equity compensation plans as of December 31, 2005.

Plan category	Number of shares of Common Stock to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of shares of Common Stock remaining available for future issuance under equity compensation plans (excluding shares reflected in the first column)
Equity compensation plans approved by stockholders	7,108,899	$19.36	2,367,360	(1)
Equity compensation plans not approved by stockholders(2)	3,357,285	$21.14	1,250,637	(3)

	10,466,184		3,617,997

(1)	In addition to options, warrants and rights, the 1997 Performance Award Plan authorizes the issuance of restricted stock, performance shares and stock bonuses, and the 2001 Senior Stock Plan authorizes the issuance of restricted stock and stock units.
(2)	The plans that were not approved by our stockholders are our 1998 Supplemental Stock Option Plan and our 2001 Stock Plan. Only employees who are not officers or directors are eligible for awards under these plans. The 1998 Supplemental Stock Option Plan provides for the grant of stock options, and the 2001 Stock Plan provides for the award of equity and equity-based awards including stock options and shares of restricted stock. The maximum number of shares with respect to which options may be granted under the 1998 Supplemental Stock Option Plan is 5,600,000, and the maximum number of shares that may be awarded under the 2001 Stock Plan is 2,000,000.
(3)	In addition to options, warrants and rights, the 2001 Stock Plan authorizes the issuance of restricted stock and stock units.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation Committee has ever been an officer or employee of the Company or its subsidiaries. None of the members of the Compensation Committee had any relationship with the Company in 2005 requiring disclosure under applicable rules of the SEC.

CERTAIN TRANSACTIONS

We have from time to time purchased equipment and parts from, and sold equipment to, Terex Corporation (“Terex”) and expect to do so in 2006. One of our former directors (who was a director until June 2005) is chief executive officer, president and a director of Terex. We purchased approximately $157 million of equipment and parts from Terex during 2005. We also sold approximately $7 million of equipment to Terex during 2005.

PERFORMANCE GRAPH

The following performance graph compares the cumulative total return of the common stock of the Company to the cumulative total return of (i) the Standard & Poor’s 500 Index and (ii) the Deutsche Bank Global Rental Services Index (excluding the Company) (the “Peer Index”) for the period from December 31, 2000 to December 31, 2005.

	Base Period
	Dec-00	Dec-01	Dec-02	Dec-03	Dec-04	Dec-05
United Rentals	100.00	168.93	80.07	143.33	140.65	174.07
S&P 500 Index	100.00	86.96	66.64	84.22	91.79	94.55
Peer Index	100.00	124.64	51.84	55.70	95.12	142.82

In accordance with SEC disclosure rules, the comparison in the graph assumes the investment of $100 in our common stock and the two indices on December 31, 2000, and the reinvestment of all dividends. Effective this year, the Company selected the Deutsche Bank Global Rental Services Index (the “Global Index”) as its published industry index instead of the Deutsche Bank U.S. Equipment Rental Index (the “U.S. Index”) used in prior years because the compiler of the U.S. Index revised such index to include non-U.S. companies due to the delisting of one of the three component companies in the U.S. Index and the intervening bankruptcy of one of the other three component companies in the U.S. Index (with the third component company being the Company). Accordingly, the U.S. Index, if it continued to exist, would include only one company other than the Company and a $100 investment in such company’s stock on December 31, 2000 would have been worth less than $5.00 by December 31, 2005. We believe the Global Index is the most relevant comparative index for the Company.

The Global Index consists of the following peer rental companies (excluding the Company): Ashtead Group plc, Aggreko plc, Mobile Mini, Inc., McGrath Rentcorp, and NES Rentals Holdings. The returns of each company have been weighted annually for their respective stock market capitalizations in computing the Standard & Poor’s 500 Index. The returns of each company have not been weighted annually for their respective stock market capitalizations in computing the Global Index.

REPORT OF THE COMPENSATION COMMITTEE

Executive Compensation Philosophy

The general purpose of the Compensation Committee (the “Committee”) is to aid the Board in discharging its responsibilities relating to oversight of executive officer and director compensation and development of compensation policies that support the Company’s business objectives. Each member of the Committee is an independent director, as defined by the rules of the NYSE.

The Company’s human resources department supports the Committee in its work. In addition, the Committee retained an outside consultant to assist it in determining the compensation of the Company’s executive officers and its Chief Executive Officer (“CEO”). The Committee’s aim is to achieve the proper balance between individual incentives, the corporate strategic plan and stockholder interests.

The specific responsibilities of the Committee are set forth in its charter, which may be found on the Company’s web site at www.unitedrentals.com. The Committee, is required to:

•	determine and approve the compensation of the CEO;

•	review and approve the compensation of the Company’s other executive officers;

•	review and approve any incentive compensation plan or equity-based plan for the benefit of executive officers; and

•	review and approve any employment agreement, severance arrangement or change-in-control arrangement for the benefit of executive officers.

The Committee believes that a substantial portion of an executive’s total compensation should be aligned with the performance of the Company. Therefore, an executive officer will receive a significant portion of his or her compensation in the form of an equity interest in the company, LTIP grants and an annual bonus, of which a considerable part is linked to the performance of the Company. Accordingly, as an executive officer’s level of responsibility increases, it is the intent of the Committee that a greater portion of the executive’s compensation be dependent on the Company’s performance.

In September 2005 we hired Mr. Welch as our Interim Chief Financial Officer. In addition to performing the duties and having the responsibilities traditionally associated with a CFO and being compensated accordingly, due to the importance to the Company of completing its financial statements for 2004, the Company agreed to pay the Interim CFO a special completion bonus of $250,000 within 30 days after the filing of the Company’s annual report on 10-K for 2004. Subsequent to fiscal year-end, in March 2006, Mr. Welch became our Chief Financial Officer. On March 31, 2006, the Company filed its 2004 10-K with the SEC and the CFO was paid his completion bonus.

Executive Compensation Program

The executive compensation program has three principal components: salary, short-term incentive compensation (annual bonus) and long-term incentive compensation, each of which is described below. While the components of compensation are considered separately, the Committee takes into account the full compensation package afforded by the Company to the individual executive.

Salary

Salary is determined by evaluating the responsibilities of the position held, the individual’s past experience, current performance and the competitive marketplace for executive talent. The Committee believes that salary ranges for the Company’s executive officers are comparable to salary ranges of executives at companies of similar size, as reported in data available to the Committee.

Annual Bonus

In addition to salary, eligible executive officers are entitled to an annual bonus under the United Rentals, Inc. Annual Incentive Compensation Plan, which was approved by the stockholders of the Company in 2004.

In 2005 the bonus target was based on the overall performance of the Company as follows: 60% on earnings per share, 25% on cash flow from operations (excluding sales of rental equipment) and 15% on increase in equipment rental rates.

Long-Term Incentive Compensation

Long-term incentive awards are granted in cash and non-cash components. The purpose of long-term awards, currently in the form of grants of Restricted Stock (non-cash) and grants under the LTIP (cash), is to align the interests of the executive officers with the interests of the stockholders. Additionally, long-term awards offer executive officers an incentive for the achievement of superior performance over time and foster the retention of key management personnel. In determining Restricted Stock and LTIP grants, the Committee bases its decision on the individual’s position and performance and the relationship of equity and objective performance goals to the other components of the individual’s compensation.

Basis for CEO Compensation

Mr. Hick’s salary was $550,000 in 2005, which was unchanged from his salary in 2004.

In appraising the CEO’s performance during 2005, the Committee noted that total 2005 revenues for the Company were $3.6 billion as compared to $3.1 billion for 2004. The Committee considered the impact of a 6% increase in rental rates achieved in 2005. Also considered was the increase in dollar equipment utilization to 65.1% compared to 59.9% in 2004. The Committee also noted the continued improvement in the Company’s stock price during 2005, which increased 24% from $18.90 on December 31, 2004 to $23.39 on December 31, 2005.

The Committee noted that the CEO invested a significant amount of time in dealing with the Company’s restatement situation and various other financial reporting issues in 2005.

The CEO’s bonus target was based on the overall performance of the Company as follows: 60% on earnings per share, 25% on cash flow from operations (excluding proceeds of sales of rental equipment) and 15% on increase in equipment rental rates. The CEO earned a formula bonus for 2005, based on the achievement of these predetermined performance goals, in the amount of $636,300.

Deductibility of Executive Compensation

Section 162(m) of the Code limits to $1 million a year the deduction that a publicly held corporation may take for compensation paid to each of its chief executive officer and four other most highly compensated employees unless the compensation is “performance-based.” Performance-based compensation must be based on the achievement of preestablished, objective performance goals under a plan approved by stockholders.

In order to reduce or eliminate the amount of compensation that would not qualify for a tax deduction should the compensation of the CEO or any other executive officer exceed $1 million in any year, the Company’s LTIP and Annual Incentive Compensation Plan were submitted to and approved by stockholders at the Company’s 2004 meeting, respectively, so that amounts earned thereunder by certain employees will qualify as performance-based.

Mr. Tsai joined the Compensation Committee in March 2006 and did not participate in its deliberations in 2005.

COMPENSATION COMMITTEE

Michael S. Gross (chair)

Howard L. Clark, Jr.

Brian D. McAuley

Gerald Tsai, Jr.

The foregoing Compensation Committee Report and the preceding Performance Graph do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates such Compensation Committee Report or Performance Graph by reference therein.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee (the “Committee”) is composed of the four directors listed below. The Committee operates pursuant to a written charter adopted by the Board of Directors (the “Charter”) which complies with the corporate governance standards of the NYSE. The Committee reviews and reassesses the Charter annually, and recommends any proposed changes to the full Board for approval. In April 2006, the Charter was amended. A copy of the current Charter is attached as Appendix A to this proxy statement and is also available on our website at www.unitedrentals.com under “Corporate Governance” in the Investor Relations section.

The Committee met with Ernst & Young LLP, the Company’s independent registered public accounting firm (“E&Y”), with and without management present, to review and discuss the overall scope and plans for the audit of the Company’s consolidated financial statements for the fiscal year ended December 31, 2005 and the results of such audit. The Committee reviewed and discussed the Company’s auditing and accounting principles and procedures and the Company’s financial statements presentation with management and E&Y, including a review of any significant financial reporting issues and the selection, application and disclosure of the Company’s accounting policies, including policies for which management is required to exercise discretion or judgment regarding implementation. These discussions included consideration of the quality, not just the acceptability, of the accounting principles utilized, the reasonableness of significant accounting judgments and the clarity of disclosure in the Company’s financial statements. In addition, during 2005 the Committee met with management and E&Y to review the Company’s quarterly results.

The Committee also discussed and reviewed with E&Y all communications required under generally accepted accounting principles and the standards of the Public Company Accounting Oversight Board (the “PCAOB”), including the matters required to be discussed by E&Y with the Committee under Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

In addition, E&Y provided to the Committee a formal written statement describing all relationships between E&Y and the Company that might bear on E&Y’s independence as required by Independence Standards Board Standard No. 1, as amended (Independence Discussions with Audit Committees) and the PCAOB. The Committee reviewed and discussed with E&Y any matters that may impact E&Y’s objectivity and independence from the Company and management, including the provision of non-audit services to the Company. Nothing came to the Committee’s attention as a result of its review of E&Y’s statement or its discussions with E&Y that would indicate that E&Y lacked such objectivity or independence.

The Committee met with the Company’s vice president—internal audit and E&Y, with and without management present, and with KPMG LLP, the Company’s internal audit firm, to review and discuss the Company’s work in complying with the requirements of Section 404 under the Sarbanes-Oxley Act of 2002 regarding the internal control over financial reporting. The Committee reviewed and discussed with the vice-president—internal audit and E&Y, both with and without management present, management’s assessment of the Company’s internal control over financial reporting, and discussed with the vice-president—internal audit and E&Y the firm’s opinion on management’s assessment of internal control over financial reporting and the firm’s opinion on such internal control.

The Committee also met with the vice-president—internal audit and E&Y, with and without management present, to review the Company’s internal audit plan, as well as reports on audit projects and internal financial controls. The Committee also discussed with management and E&Y the process used to support the certifications of the Company’s Chief Executive Officer and Chief Financial Officer required under the rules of the Securities and Exchange Commission and the Sarbanes-Oxley Act of

2002 to accompany the Company’s periodic filings with the Securities and Exchange Commission. The Committee also discussed with management areas of potential risk exposure for the Company.

Based upon the Committee’s receipt and review of the various materials and assurances described above and its discussions with management, the vice-president—internal audit and E&Y, the Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2005 be included in the Company’s Annual Report on Form 10-K for such fiscal year to be filed with the Securities and Exchange Commission. The Board approved such recommendation.

The Committee has appointed E&Y as the Company’s independent registered public accounting firm for the 2006 fiscal year. While the Committee has sole authority to appoint the independent registered public accounting firm, the Committee has recommended to the Board that the Company continue its long-standing practice of requesting that stockholders ratify the appointment.

The members of the Audit Committee are Brian D. McAuley (chair), Jason D. Papastavrou, Mark A. Suwyn and Lawrence “Keith” Wimbush, none of whom is, or during fiscal 2005 was, an employee of the Company. Mr. Tsai stepped down from the Audit Committee in March 2006 and joined the Compensation Committee. Mr. Wimbush joined the Board and the Audit Committee in April 2006 and did not participate in the Audit Committee’s deliberations in 2005.

Members of Audit Committee

Brian D. McAuley (chair)

Jason D. Papastavrou

Mark A. Suwyn

Lawrence “Keith” Wimbush

The foregoing Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates such Audit Committee Report by reference therein.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater-than-ten-percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) reports that they file.

Based solely upon review of the copies of such reports furnished to us and written representations from certain of our executive officers and directors that no other such reports were required, we believe that during the period from January 1, 2005 through December 31, 2005, all Section 16(a) filing requirements applicable to our officers, directors and greater-than-ten-percent stockholders were complied with on a timely basis.

PROPOSAL 2

APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE UNITED RENTALS, INC. 2001 SENIOR STOCK PLAN

The Board, upon the unanimous recommendation of the Compensation Committee, has approved the submission of an amendment and restatement of the United Rentals, Inc. 2001 Senior Stock Plan (the “2001 Plan”) to the Company’s stockholders for approval, as discussed below.

The Company currently maintains six plans under which the Company may award stock options and other equity awards to directors, officers and other employees: The United Rentals, Inc. 1997 Performance Award Plan, the United Rentals, Inc. 1997 Stock Option Plan, the United Rentals, Inc. 1998 Stock Option Plan, the United Rentals, Inc. 1998 Supplemental Stock Option Plan, the United Rentals, Inc. 2001 Stock Plan, and the 2001 Plan (together the “Plans” and each, a “Plan”).

Varying amounts of shares remain available for grant under the different Plans. While in the aggregate, a sufficient number of shares are authorized under the Plans, the 2001 Plan, which is one of the only two Plans under which restricted stock may currently be granted, only has 1,301,609 shares remaining available for grant. Traditionally stock options have been a significant form of equity compensation granted by the Company. The Board and the Compensation Committee have determined that the granting of restricted stock may in many cases be a more efficient method of providing equity compensation. Rather than authorizing additional shares for grant under the Plans, the Board has amended and restated the 2001 Plan, subject to shareholder approval, and, subject to shareholder approval of the amendment and restatement of the 2001 Plan, amended the other Plans, to provide that:

(1)	the aggregate of 2,239,575 shares remaining available for grant under all Plans other than the 2001 Plan will be transferred to the 2001 Plan and will be available for grant under the 2001 Plan (bringing the total number of shares authorized for grant under the 2001 Plan to 6,239,575 shares, of which 2,698,391 shares are subject to outstanding grants) and the number of shares authorized for grant under the 2001 Plan will accordingly be increased by such number of shares;

(2)	no grants may be made to any individual in any calendar year with respect to more than 300,000 shares;

(3)	no additional grants will be made under any Plans other than the 2001 Plan with respect to the 2,239,575 shares transferred to the 2001 Plan, but additional awards may be made under such Plan(s) solely to the extent that any shares would again become available due to cancellation or expiration of existing options or other grants under such Plans;

(4)	any currently outstanding grants under each Plan will continue in effect pursuant to the terms of the Plan under which it was granted;

(5)	employees of and consultants to the Company will be eligible to receive grants under the 2001 Plan in addition to directors and officers;

(6)	no grants will be made under the 2001 Plan with respect to the additional 2,239,575 shares being added to the 2001 Plan by this amendment after the tenth anniversary of the adoption of the amendment by the Board;

(7)	outstanding options may no longer be re-priced;

(8)	in the event of a merger, liquidation of the Company, or a sale of the Company’s business or assets, the Company may provide for either (i) the acquiring company in a merger to exchange any outstanding options or stock appreciation rights for an option or stock appreciation right with respect to the securities or other property that a holder of our common stock received in the transaction, (ii) the cancellation of all vested and unvested options and stock appreciation rights and payment to the holders of the difference between the exercise price of the option or stock appreciation right and the amount paid in the transaction for each share of the Company’s common stock, or (iii) the ability of holders of all vested and unvested options and stock appreciation rights to exercise the options and stock appreciation rights before the transaction, at which time they will be canceled;

(9)	performance awards (in shares or cash) may be granted under the 2001 Plan, as well as other types of awards that may be granted subject to performance-based vesting; and

(10)	the granting and vesting of awards may be conditioned upon the achievement of objective performance goals.

In addition, the name of the 2001 Plan will be changed to the United Rentals, Inc. 2001 Comprehensive Stock Plan.

The Board believes that these amendments will enable the Company to continue to provide additional incentive to certain employees, officers and directors and others who render services to the Company, and to increase the number of shares available to be awarded as restricted stock without increasing the aggregate number of shares presently available for grant under the Company’s equity compensation plans.

A description of the 2001 Plan is set forth below. This description is qualified in its entirety by reference to the full text of the 2001 Plan, as amended and restated, a copy of which is attached as Appendix B to this proxy statement.

General Description of the 2001 Plan

Purpose. The purpose of the 2001 Plan is to provide additional incentive to certain employees, officers and directors, and others who render services to the Company. It is intended that awards granted under the 2001 Plan strengthen the desire of such persons to join and remain in the employ of the Company, or otherwise render services to the Company, and stimulate their efforts on behalf of the Company.

Awards. The 2001 Plan authorizes the grants of non-qualified stock options (“NQSOs”), incentive stock options (“ISOs”), stock appreciation rights (“SARs”), shares of restricted stock, restricted stock units, stock appreciation rights and performance awards (collectively, “Awards”).

Maximum Number of Shares. A total of 6,239,575 shares are authorized under the 2001 Plan. However, since awards already have been granted under the 2001 Plan, only 3,541,184 shares of Common Stock remain available for grant under the 2001 Plan, as amended.

Eligibility. Directors, officers and other employees of the Company and consultants to the Company, as the plan administrator in its discretion shall select, are eligible to receive Awards under the 2001 Plan. As of April 24, 2006, approximately 13,600 individuals are eligible to participate in the 2001 Plan. However the granting of Awards is discretionary and it is not possible to determine how many individuals actually will receive Awards under the 2001 Plan.

Administration. The administrator of the plan will be (i) the Compensation Committee with respect to awards to directors and officers who are reporting persons for purposes of Section 16 of the Securities Exchange Act of 1934 as determined by counsel (“Section 16 officers”) and (ii) the Special Stock Option Committee of the Board shall with respect to awards to employees and consultants who are not Section 16 officers. The committee serving as the applicable administrator (the “Committee”) will, among other things, have the authority to:

•	construe the plan and any award under the plan;

•	select the persons to whom awards may be granted and the time or times at which awards will be granted;

•	determine the number of shares of our common stock to be covered by or used for reference purposes for any award;

•	determine and modify from time to time the terms, conditions, and restrictions of any award (other than the exercise price);

•	approve the form of written instrument evidencing any award;

•	accelerate or otherwise change the time or times at which an award becomes vested or when an award may be exercised or becomes payable;

•	waive, in whole or in part, any restriction or condition with respect to any award;

•	impose limitations on awards, including limitations on transfer and repurchase provisions; and

•	modify, extend or renew outstanding awards, or accept the surrender of outstanding awards and substitute new awards.

Suspension, Discontinuance, Amendment. The Board may amend the 2001 Plan at any time and from time to time, provided that (i) no amendment may deprive any person of any rights granted under the plan before the effective date of such amendment, without such person’s consent; and (ii) amendments may be subject to shareholder approval to the extent needed to comply with applicable law and stock exchange requirements.

Summary of Awards Available Under the 2001 Plan

Stock Options. The Committee may grant options that are qualified as “incentive stock options” under Section 422 of the Internal Revenue Code (“ISOs”) and options that are not so qualified (“non-qualified options”). ISOs are subject to certain special limitations, including the following: (1) the exercise price per share may not be less than the 100% of the fair market value per share of our common stock as of the grant date (110% of such fair market value, if the recipient owns more than 10% of the total combined voting power of all classes of our outstanding shares), (2) the term may not exceed 10 years, and (3) the recipient must be an employee of the Company.

Stock Appreciation Rights. A stock appreciation right gives the holder the opportunity to benefit from the appreciation of our common stock over a specified base price determined by the Committee. Upon exercise of a stock appreciation right, the holder has the right to receive in respect of each share subject thereto a payment equal to the excess, if any, of: (1) the fair market value of a share of our common stock as of the exercise date over (2) the specified base price. At the discretion of the Committee, any required payment may be made in cash, shares of our common stock, or both.

Restricted Stock Awards. A restricted stock award entitles the recipient to acquire shares of our common stock for no consideration or for the consideration specified by the Committee. The shares will be subject to such vesting periods, forfeiture provisions, and other restrictions and conditions as the Committee determines.

Stock Units. A stock unit is a bookkeeping account to which there is credited the fair market value of a share of our common stock. The value of the account is subsequently adjusted to reflect changes in the fair market value. Upon exercise of a stock unit, the holder is entitled to receive the value of the account. At the discretion of the Committee, any required payment may be made in cash, shares of our common stock, or both.

Performance Awards. A performance award provides the holder with an incentive opportunity based on achievements by the Corporation for any calendar year or other period chosen by the administrator. The administrator will determine, in its sole discretion, the performance targets and whether performance awards will be payable in the form of shares or cash.

Performance-Based Compensation

A federal income tax deduction will generally be unavailable for annual compensation in excess of $1 million paid to any of the five most highly compensated officers of a public corporation. However, amounts that constitute “performance-based compensation” under section 162(m) of the Code are not counted toward the $1 million limit. If the Company’s stockholders approve the 2001 Plan, grants of Options and SARs generally would be eligible for this exception to the $1 million limit. In addition, the 2001 Plan permits the Committee to condition the granting and/or vesting of Awards on the achievement of one or more objective performance goals based on one or more of the performance criteria described below. Any Award that is conditioned upon the achievement of these performance goals will qualify as performance-based compensation and not be counted towards the $1 million limit.

The performance goals will be expressed in terms of one or more of the following criteria: earnings per share; net income; return on equity; revenue growth; gross margin; reduction in selling, general and administrative expenses (SGA); earnings before interest, taxes, depreciation and amortization (EBITDA); return on assets; return on invested capital; market capitalization; stock price appreciation; operating income; net income; free cash flow; improvement in, or attainment of, working capital levels; repayment of debt; and strategic business goals relating to acquisitions. The performance goals may be expressed with respect to the entire Corporation or specific divisions.

To the extent applicable, the measures used in performance goals set under the Plan shall be determined in accordance with generally accepted accounting principles (GAAP) and in a manner consistent with the methods used in the Corporation’s regular reports on Forms 10-K and 10-Q.

To satisfy the requirements that apply to performance-based compensation, these criteria must be approved by the Corporation’s stockholders, and approval of the 2001 Plan will also constitute approval of the foregoing criteria.

Transferability

No Award is transferable other than by will or the laws of descent and distribution except to the extent permitted by the agreement evidencing an Award.

Certain Corporate Changes

If certain corporate transactions specified in the plan occur, the Committee shall make appropriate or equitable adjustments to the plan and awards to preserve the rights of Award holders without dilution or enlargement, including: (1) the number of shares of stock that can be granted; (2) the number and kind of shares or other securities subject to any then outstanding awards and (3) the exercise price, base price, or purchase price applicable to outstanding awards under the plan. In addition, in the event of a merger, liquidation of the Company, or a sale of the Company’s business or assets, the Company may provide for either (i) the acquiring company in a merger to exchange any outstanding options or stock appreciation rights for an option or stock appreciation right with respect to the securities or other property that a holder of our common stock received in the transaction, (ii) the cancellation of all vested and unvested options and stock appreciation rights and payment to the holders of the difference between the exercise price of the option or stock appreciation right and the amount paid in the transaction for each share of the Company’s common stock, or (iii) the ability of holders of all vested and unvested options and stock appreciation rights to exercise the options and stock appreciation rights before the transaction, at which time they will be canceled.

Term of Plan

No award may be granted under the 2001 Plan with respect to shares available for grant prior to the amendment of the 2001 Plan after the close of business on March 22, 2011. No award may be granted under the 2001 Plan with respect to the 2,239,575 shares added to the 2001 Plan by this amendment after the tenth anniversary of the adoption of the amendment by the Board. The provisions of the 2001 Plan respecting the conditioning of the granting or vesting of awards upon the achievement of performance goals shall terminate on the fifth anniversary of the adoption of the amended and restated Plan by the Board. However, all awards made prior to any such time will remain in effect in accordance with their terms.

Tax Withholding

The 2001 Plan provides that a grantee may be required to meet certain tax withholding requirements by remitting to the Company cash or through the withholding of shares otherwise payable to the grantee.

New Plan Benefits

Since Awards under the 2001 Plan are wholly discretionary, amounts payable under the 2001 Plan for the fiscal year ending June 30, 2006 are not determinable at this time.

Summary of Federal Income Tax Consequences

The following is a description of the principal federal income tax consequences of stock options and other stock-based awards under the 2001 Plan based on present federal tax laws. Federal tax laws may change from time to time and future changes may significantly affect the federal income tax consequences described below. The description below does not purport to be a complete description of the tax consequences associated with awards under the 2001 Plan applicable to any particular recipient. Differences in each individual’s financial situation may cause federal, state and local tax consequences of awards to vary. Each recipient of an Award should consult his or her personal tax adviser about the detailed provisions of the applicable tax laws and regulations.

In general, at the time a stock option is granted the recipient of the option will not be deemed to receive any income and the Company will not be entitled to a federal tax deduction, regardless of the type of option.

Non-qualified Stock Options. When the option recipient exercises an NQSO, the optionee will recognize ordinary compensation income equal to the excess of (a) the fair market value on the exercise date of the shares received as a result of the option exercise over (b) the option exercise price, and the Company will be entitled to a tax deduction in that amount. The shares acquired by the optionee upon exercise of the option will have a tax basis equal to the fair market value of the shares on the exercise date. Upon any subsequent sale of those shares, the optionee will recognize a capital gain (or loss) in an amount equal to the difference between the amount realized on the sale and such tax basis. Any such gain (or loss) will be characterized as long-term capital gain (or loss) if the shares received upon exercise have been held for more than one year; otherwise, the gain (or loss) will be characterized as a short-term capital gain (or loss). An optionee’s holding period for federal income tax purposes for such shares will commence on the date following the date of exercise. Short-term capital gain is subject to tax at the same rate as is ordinary income. Under current law, the rate at which net long-term capital gain will be taxed will vary depending on how long the optionee held the shares after exercising the option. The Code currently provides that, in general, the net long-term capital gain resulting from the sale of shares held for more than 12 months is subject to tax at a maximum rate of 15% (5% for individuals in the 10% or 15% tax bracket). The Code currently provides that the tax rate on net long-term capital gain will change in future years: The 15% rate will increase to 20% in 2009 and the 5% rate will decrease to 0% in 2008 and then increase to 10% in 2009.

If all or any part of the exercise price of an option is paid by the optionee with shares of Common Stock, no gain or loss will be recognized by the optionee on the shares surrendered in payment. The number of new shares received on exercise of the option equal to the number of shares of Common Stock surrendered will have the same tax basis and holding period, for purposes of determining whether subsequent dispositions result in long-term or short-term capital gain or loss and the applicable tax rates, as the basis and holding period of the shares surrendered. The balance of the shares received (the excess of new shares received over the number of shares surrendered) on such exercise will be treated for federal income tax purposes (and taxed as described in the preceding paragraph) as though issued upon the exercise of the option for an exercise price equal to the consideration, if any, paid by the optionee in cash. The optionee will have ordinary income compensation equal to the fair market value of the balance of shares received on exercise less any cash paid on exercise. The Company’s deduction will not be affected by whether the exercise price is paid in cash or in shares.

Incentive Stock Options. In general, an optionee will not be deemed to receive any income at the time an ISO is exercised if the optionee does not dispose of the shares acquired on exercise of the ISO within two years after the grant of the ISO and one year after the exercise of the ISO (discussed more fully in the next paragraph). In such a case, the gain or loss on a subsequent sale (the difference between the amount realized on the sale and the exercise price) will be a long-term capital gain or loss and will be subject to tax based on how long the optionee held the shares after the exercise, as described in the discussion of NQSOs above. However, for purposes of computing the “alternative minimum tax” applicable to an optionee, the optionee will include in the optionee’s alternative minimum taxable income the amount the optionee would have included in income if the ISO were an NQSO (the amount by which the fair market value of the shares on the date of exercise exceed the option price). Such amount may be subject to an alternative minimum tax of 26% or 28%. Similarly, for purposes of making alternative minimum tax calculations, the optionee’s basis in the stock received on the exercise of an ISO will be determined as if the ISO were an NQSO.

If an optionee sells the shares of Common Stock acquired on exercise of an ISO within two years after the date of grant of the ISO or within one year after the exercise of the ISO, the disposition is a “disqualifying disposition,” and the optionee will recognize income in the year of the disqualifying disposition equal to the excess of the amount received for the shares over the exercise price. Of that income, the portion equal to the excess of the fair market value of the shares at the time the ISO was exercised over the exercise price will be treated as compensation to the optionee, taxable as ordinary income, and the balance (if any) will be long- or short-term capital gain depending on whether the shares were sold more than one year after the ISO was exercised. The federal tax rate applicable to any long-term capital gain will depend upon how long the optionee held the shares after the exercise, as described above. If the optionee sells the shares in a disqualifying disposition at a price that is below the exercise price, the loss will be a short-term capital loss if the optionee has held the shares for one year or less and otherwise will be a long-term capital loss.

If an optionee uses shares acquired upon the exercise of an ISO to exercise an ISO, and the sale of those shares for cash on the same date would have been a disqualifying disposition of such shares, the use of such shares to exercise an ISO also would constitute a disqualifying disposition. In such case the tax consequences described above with respect to disqualifying dispositions would apply, except that any additional appreciation in the value of the stock that is not taxed as compensation income will not be recognized and thus no capital gain results on the additional appreciation as a result of the disqualifying disposition. The basis of the shares deemed to be received that are equal in number to the shares surrendered will be the basis of the surrendered shares increased by any reported compensation income as a result of the disqualified disposition. Any additional shares actually received will have a basis equal to the amount of cash paid, if any, to exercise the new ISO. For purposes of determining capital gain treatment, the optionee will have a carryover holding period with respect to those shares of stock deemed to be received that are equal in number to the shares used for payment, whereas the holding period of any additional shares of stock received will begin on the date that the new ISO is exercised. For purposes of receiving favorable ISO tax treatment, the holding period of all shares, including those shares deemed to be received and those actually received, will begin on the date the new ISO is exercised.

The Company is not entitled to a deduction as a result of the grant or exercise of an ISO. If the optionee has compensation taxable as ordinary income as a result of a disqualifying disposition, the Company will be entitled to a deduction in an amount equal to the compensation income resulting from the disqualifying disposition in the taxable year of the Company in which the disqualifying disposition occurs.

Restricted Stock. A grant of restricted stock will not result in income for the recipient or a tax deduction for the Company until such time as the shares no longer are subject to a substantial risk of forfeiture or restrictions on transferability (unless, as described in the following paragraph, the recipient elects otherwise under Section 83(b) of the Code within 30 days of the date of grant). Upon lapse or release of such restrictions, the recipient generally will be deemed to have received compensation taxable as ordinary income equal to the fair market value of the shares at the time the restrictions lapsed less the amount, if any, paid for them, and the Company will be entitled to a tax deduction in the same amount. The recipient’s tax basis in the shares will equal the amount of income recognized plus the amount paid for the shares. Any gain or loss upon a subsequent disposition of the shares will be long-term capital gain or loss if the shares are held for more than one year and otherwise will be short-term capital gain or loss. The federal tax rate applicable to any long-term capital gain will depend upon how long the recipient held the shares, as described above. Any dividends paid to the recipient during the restriction period also will be compensation income to the recipient and the Company will be entitled to a corresponding deduction, to the extent that the dividends are not subject to a substantial risk of forfeiture or restrictions on transferability.

Pursuant to Section 83(b) of the Code, the recipient of an award of restricted stock may, within 30 days of receipt of the award, elect to be taxed at ordinary income tax rates on the fair market value at the time of award of the shares comprising the award (less any amount paid for the shares). If the election is made, the recipient will acquire a tax basis in the shares equal to their fair market value at the time of award, and the Company will be entitled to a deduction in the same amount. No income will be recognized upon lapse or release of the restrictions. Any gain or loss upon a subsequent disposition of the shares will be long-term capital gain or loss if the shares are held for more than one year and otherwise will be short-term capital gain or loss. The federal tax rate applicable to any long-term capital gain will depend upon how long the recipient held the shares, as described above. In the event of a forfeiture of the shares with respect to which a recipient previously made a Section 83(b) election, the recipient will not be entitled to a loss deduction, unless the recipient paid for the restricted stock and upon forfeiture received less than the amount previously paid for such stock.

Restricted Stock Units. A grantee who has been granted restricted stock units will not realize taxable income at the time of grant and the Company will not be entitled to a corresponding deduction. When the recipient receives the stock in settlement of the restricted stock units, the holder will realize ordinary income in an amount equal to the then fair market value of the shares received, and the Company will be entitled to a corresponding deduction. Gains or losses realized by the grantee upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of vesting, when granted to the grantee.

Stock Appreciation Rights. A recipient of a stock appreciation right will not be deemed to receive any income at the time a stock appreciation right is granted, nor will the Company be entitled to a deduction at that time. However, when a stock appreciation right is exercised, the recipient will be deemed to have received compensation taxable as ordinary income in an amount equal to the amount of cash or fair market value of Stock or other property received. The Company will be entitled to a deduction in an amount equal to the amount of ordinary income recognized by the recipient.

Performance Awards. A participant who has been granted a performance award will not realize taxable income at the time of grant and the Company will not be entitled to a corresponding deduction. The participant will have compensation income at the time of distribution equal to the amount of cash received and the then fair market value of the distributed shares and the Company will then be entitled to a corresponding deduction.

Withholding of Taxes. Whenever a participant is required to recognize the value of an award as taxable income for federal income tax purposes, the Company may be obligated to withhold amounts for the payment of federal, state and local taxes. When the income is recognized through the receipt of stock, the Company may require that the optionee remit to the Company an amount in cash sufficient to satisfy the Company’s withholding obligations in advance of the delivery of any certificates for such shares. To the extent permitted by law, the Company may withhold such amounts from any payments due to the individual. In addition, to the extent permitted by the Committee, a participant may authorize the Company to withhold shares from the award as payment for the withholding or may remit shares of stock otherwise owned by the participant, in either case with a Fair Market Value as of the date the withholding is effected equal to the amount of withholding due.

$1 Million Limit. Section 162(m) of the Code disallows a federal income tax deduction for certain compensation in excess of $1 million per year paid to each of the Company’s chief executive officer and its four other most highly compensated executive officers. Compensation that qualifies as “performance-based compensation” is not subject to the $1 million limit. The 2001 Plan has been structured to permit Awards and payments that will satisfy the requirements applicable to performance-based compensation.

Section 409A. Section 409A of the Code provides certain requirements for deferred compensation arrangements. Although the full scope of Section 409A is not yet clear, it may limit the flexibility under the 2001 Plan with respect to certain types of Awards. If the requirements of Section 409A are not complied with, the recipient of an Award could be subject to tax on the Award, and an additional 20% tax, at the time the Award is granted or vested. The 2001 Plan is intended to comply with the requirements of Section 409A, and the Board intends to administer the 2001 Plan in a manner so as to avoid the imposition of these taxes.

Other Tax Matters. Tax consequences different from or in addition to those described above may result in the event of the vesting or exercise of a stock option after the termination of an optionee’s employment by reason of death. In addition, various state laws may provide for tax consequences that vary significantly from those described above.

Vote Required

Approval of the foregoing amendment and restatement of the 2001 Plan requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter. (For purposes of the foregoing, each share of Series C Preferred will be treated as the equivalent of 40 shares and each share of D-1 Preferred will be treated as the equivalent of 33 1/3 shares.) Abstentions will have the same effect as a vote against approval, whereas broker non-votes and shares not represented at the meeting will not be counted for purposes of determining whether the foregoing proposal has been approved.

The Board of Directors, upon the unanimous recommendation of the Compensation Committee, recommends a vote “FOR” approval of the amendment and restatement of the United Rentals, Inc. 2001 Senior Stock Plan (designated as Proposal 2 on the enclosed proxy card).

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

General

The Board has reappointed Ernst & Young LLP as independent auditors to audit the financial statements of the Company for 2006, subject to ratification by the stockholders. Ernst & Young LLP has audited the financial statements of the Company since our inception.

In the event that the stockholders fail to ratify this reappointment, other certified public accountants will be considered upon recommendation of the Audit Committee. Even if this reappointment is ratified, the Board, in its discretion, may direct the appointment of a new independent accounting firm at any time during the year, if the Board believes that such a change would be in the best interest of the Company and its stockholders.

A representative of Ernst & Young LLP is expected to be present at the annual meeting with an opportunity to make a statement if he so desires and will be available to respond to appropriate questions.

Information Concerning Fees Paid to Our Auditors

In connection with the audit of the 2005 financial statements, the Company entered into an engagement agreement with Ernst & Young LLP which set forth the terms by which Ernst & Young LLP has performed audit services for the Company. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

The following table sets forth the fees paid or accrued by the Company for the audit and other services provided by Ernst & Young LLP for fiscal 2005 and 2004.

	2005	2004
Audit Fees	$8,470,000	$6,217,500
Audit-Related Fees	650,000	447,000
Tax Fees	404,000	423,000
All Other Fees	0	341,000

Total	$9,524,000	$7,428,500

Audit Fees.    Audit fees consist of fees paid for the integrated audit of our annual financial statements, review of the financial statements included in our reports on form 10-Q, and other services that are normally provided by the independent auditor in connection with statutory and regulatory filings or engagements.

Audit Related Fees.    Audit related fees consist of fees for services, other than the services described under “Audit Fees,” above, that are reasonably related to the audit of our annual financial statements and review of the financial statements included in our reports on form 10-Q. These fees were primarily for Sarbanes-Oxley Section 404 assistance, services related to the SEC investigation and services related to the Company’s employee benefit plans in fiscal 2005 and 2004.

Tax Fees.    Tax fees consist of fees for professional services rendered for tax compliance, tax advice and tax planning. The tax fees included (1) tax planning fees in fiscal 2005 and 2004 of $162,000 and $117,000, respectively, and (2) assistance with Department of Labor and IRS projects related to the Company’s benefit plans in fiscal 2005 and 2004 of $252,000 and $306,000, respectively.

All Other Fees.    Fees for all other services not included above totaled $0 and $341,000 in fiscal 2005, 2004, respectively, principally including assistance with Sarbanes-Oxley.

As indicated above, in addition to auditing and reviewing our financial statements, Ernst & Young LLP provided us with other services in fiscal 2005 and 2004. The Audit Committee has determined that the provision of these other services is compatible with maintaining the independence of Ernst & Young LLP.

The Audit Committee has a policy that it pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

The charter of the Audit Committee requires that the committee pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934. The Audit Committee pre-approved all auditing services and permitted non-audit services rendered by Ernst & Young LLP in 2005 and 2004.

The Audit Committee’s policy is to either pre-approve specific services or specific categories of services. In each case, a fee budget is approved for the service or category, as the case may be, and such budget may not be exceeded without further approval by the Audit Committee. When a category of service is pre-approved, sufficient details must be provided to enable the members of the committee to understand the nature of the services being approved. In addition, the categories must be sufficiently narrow that management will not later be placed in the position of deciding the scope of the services that have been pre-approved.

The Audit Committee has delegated its pre-approval authority to each member of the committee acting alone, provided that any pre-approval by an individual member is required to be reported to the full committee at its next scheduled meeting.

Voting

Ratification of the reappointment of Ernst & Young LLP as independent auditors to audit the financial statements of the Company for 2006 requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter. (For purposes of the foregoing, each share of Series C Preferred will be treated as the equivalent of 40 shares and each share of D-1 Preferred will be treated as the equivalent of 33 1/3 shares.) Abstentions will have the same effect as a vote against such ratification, whereas broker non-votes and shares not represented at the meeting will not be counted for purposes of determining whether such ratification has been approved.

The Board of Directors recommends that you vote FOR the ratification of the reappointment of Ernst & Young LLP as independent auditors (designated as Proposal 3 on the enclosed proxy card).

PROPOSAL 4

STOCKHOLDER PROPOSAL CONCERNING DIRECTOR ELECTION BY MAJORITY VOTE

United Rentals has been advised that the Sheet Metal Workers’ National Pension Fund, which is the beneficial owner of approximately 7,550 shares of our common stock, intends to present the proposal set forth below at the annual meeting. The address of the Sheet Metal Workers’ National Pension Fund is 601 N. Fairfax Street, Suite 500, Alexandria, VA 22314.

The proposal and supporting statement of the Sheet Metal Workers’ National Pension Fund is set forth below.

The Board of Directors does not support this stockholder proposal for the reasons set forth in its Statement in Opposition that immediately follows this stockholder proposal. Accordingly, the Board of Directors unanimously recommends that you vote AGAINST this proposal.

Stockholder Proposal

Resolved

That the shareholders of United Rentals, Inc. (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.

Supporting Statement

Our Company is incorporated in Delaware. Among other issues, Delaware corporate law addresses the issue of voting support necessary for a specific action, such as the election of corporate directors. Delaware law provides that a company’s certificate of incorporation or bylaws may specify the number of votes that shall be necessary for the transaction of any business, including the election of directors. (DGCL, Title 8, Chapter 1, Subchapter VII, Section 216). Further, the law provides that if the level of voting support necessary for a specific action is not specified in the certificate or bylaws of the corporation, directors “shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.”

Our Company presently uses the plurality vote standard to elect directors. We feel that it is appropriate and timely for the Board to initiate a change in the Company’s director election vote standard. Specifically, this shareholder proposal urges that the Board of Directors initiate a change to the director election vote standard to provide that in director elections a majority vote standard will be used in lieu of the Company’s current plurality vote standard. Specifically, the new standard should provide that nominees for the board of directors must receive a majority of the vote cast in order to be elected or re-elected to the Board.

Under the Company’s current plurality vote standard, a director nominee in a director election can be elected or re-elected with as little as a single affirmative vote, even while a substantial majority of the votes cast are “withheld” from that director nominee. So even if 99.99% of the shares “withhold” authority to vote for a candidate or all the candidates, a 0.01% “for” vote results in the candidate’s election or reelection to the board. The proposed majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the Board.

It is our contention that the proposed majority vote standard for corporate board elections is a fair standard that will strengthen the Company’s governance and the Board. Our proposal is not intended to limit the judgment of the Board in crafting the requested governance change. For instance, the Board should address the status of incumbent directors who fail to receive a majority vote when standing for re-election under a majority vote standard or whether a plurality vote director election standard is appropriate in contested elections.

We urge your support of this important director election reform.

Board of Directors’ Statement in Opposition to the Stockholder Proposal

The Board is committed to strong corporate governance policies and has evaluated the foregoing proposal and the issues associated with majority election of directors. At this time, for the reasons set forth below, the Board believes that it is not in the best interests of the Company and its stockholders to amend our Amended and Restated Certificate of Incorporation or by-laws to provide for the election of directors by a majority of the votes cast. The Board therefore recommends that you vote AGAINST this proposal.

The Board has adopted a Corporate Governance Guideline to consider “withheld” votes in director elections. The Board supports the view that stockholders’ votes should be given significant weight. For this reason, based upon the recommendation of its Nominating and Corporate Governance Committee, the Board has adopted a Corporate Governance Guideline which requires that any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election in an uncontested election shall promptly tender his or her resignation following certification of the shareholder vote. The Nominating and Corporate Governance Committee shall promptly consider the resignation offer and make a recommendation to the Board. The Board will act on the Nominating and Corporate Governance Committee’s recommendation within 90 days following certification of the shareholder vote. Thereafter, the Board will promptly disclose its decision-making process and decision regarding whether to accept the director’s resignation offer in a Form 8-K furnished to the Securities and Exchange Commission. Any director who tenders his or her resignation pursuant to this provision shall not participate in the Nominating and Corporate Governance Committee recommendation or Board action regarding whether to accept the resignation offer and procedures are specified in the event that each member of the Nominating and Corporate Governance Committee received a majority withheld vote at the same election. The full text of this policy is set forth in Annex C and available on the Company’s website at www.unitedrentals.com under “Corporate Governance” in the Investor Relations section.

The Board believes that this policy presents a meaningful alternative to the stockholder proposal and provides an adequate response regarding both new and incumbent nominees who fail to receive a majority of votes cast. We think these changes are appropriate for the Company at this time and are in our stockholders’ best interest, and that further change is therefore unnecessary.

The proposal, if adopted, may have uncertain and negative consequences. We believe the stockholder proposal has a number of shortcomings, and that its adoption would establish a potentially disruptive, confusing and unreasonable vote requirement and would create a number of unnecessary complications and uncertainties.

•	The proposal does not adequately address the removal of incumbent directors who are up for re-election but do not receive a majority of the vote. Under Delaware law, each of these directors would “hold over” – that is, the director would continue to serve on the board, with the same voting rights and powers as the other board members, until the director’s successor has been duly elected and qualified.

•	The proposal also does not address the situation in which a director chooses not to seek re-election, but remains on the board because the director nominee who would otherwise have replaced the retiring director did not receive the necessary majority vote.

•	Also, if adopted, the proposal might result in a situation in which a stockholder-supported nominee who received more votes than an incumbent director, but less than a majority vote, would not be elected. In such a situation, the incumbent, having received fewer votes than the other nominee, would nevertheless “hold over” (as described above) and remain in office.

•	The proposal might also effectively transform a stockholder’s abstention or “withheld” vote into a vote against a director nominee, even if that were not the stockholder’s intent. Accordingly, the Company might be required to implement costly get-out-the-vote strategies (such as an active telephone solicitation or an additional mailing), even in routine elections, to ensure that director nominees were able to obtain the required majority vote, thereby increasing the cost of soliciting votes from stockholders. Your Board does not believe this would be a good expenditure of stockholders’ funds.

•	Finally, adopting the proposal could potentially create a situation in which the Company fails to have sufficient directors who meet the independence and financial literacy requirements of the New York Stock Exchange.

This issue is currently unresolved. Because the issues raised by the proposal are still unresolved, the Board believes that it would be premature to modify our Amended and Restated Certificate of Incorporation or by-laws to change the director election process at this time. The issue of majority voting, and issues related to the director election process generally, are currently being actively discussed and considered by the Securities and Exchange Commission, the NYSE, organizations such as the American Bar Association and the Corporation Law Section of the Delaware State Bar Association, and other experts. The Board believes that taking any significant corporate action, such as amending our Amended and Restated Certificate of Incorporation or by-laws, while these issues are still unresolved would be premature and not in the best interest of the Company or its stockholders. Instead, the Board believes that the Company’s recently-adopted addition to its Corporate Governance Guidelines regarding the election of directors, as set forth above, is the most appropriate corporate governance measure for the Company and our stockholders at this time. The Board will continue to closely monitor and evaluate developments on this issue in the future.

For the reasons discussed, the Board of Directors recommends that you vote AGAINST the stockholder proposal set forth above (designated as proposal 4 on the enclosed proxy card).

Voting

Approval of the foregoing stockholder proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter. (For purposes of the foregoing, each share of Series C Preferred will be treated as the equivalent of 40 shares and each share of D-1 Preferred will be treated as the equivalent of 33 1/3 shares.) Abstentions will have the same effect as a vote against such ratification, whereas broker non-votes and shares not represented at the meeting will not be counted for purposes of determining whether such ratification has been approved.

PROPOSAL 5

STOCKHOLDER PROPOSAL CONCERNING REPEAL OF CLASSIFIED BOARD

United Rentals has been advised that Amalgamated Bank LongView MidCap 400 Index Fund, which is the beneficial owner of approximately 19,136 shares of our common stock, intends to present the proposal set forth below at the annual meeting. The address of Amalgamated Bank LongView MidCap 400 Index Fund is 11-15 Union Square, New York, NY 10003.

The proposal and supporting statement of Amalgamated Bank LongView MidCap 400 Index Fund is set forth below.

The Board of Directors does not support this stockholder proposal for the reasons set forth in its Statement in Opposition that immediately follows this stockholder proposal. Accordingly, the Board of Directors unanimously recommends that you vote AGAINST this proposal.

Stockholder Proposal

Resolved

The stockholders of United Rentals, Inc. (the “Company”) request that the board of directors take the necessary steps in accordance with applicable state law to declassify the board of directors so that all directors are elected annually, such declassification to be carried out in a manner that does not affect the unexpired terms of directors previously elected.

Supporting Statement

The election of directors is the primary avenue for shareholders to influence corporate governance policies and to hold management accountable for its implementation of those policies. We believe that classification of the board of directors, which results in only a portion of the board being elected annually, is not in the best interest of our Company and its stockholders.

The Company’s board of directors is divided into three classes, with approximately one-third of all directors elected annually to three-year terms. Eliminating this classification system would require each director to stand for election annually and would give stockholders an opportunity to register their views on the performance of the board collectively and each director individually.

We believe that electing directors in this manner is one of the best methods available to stockholders to ensure that the Company will be managed in a manner that is in the best interest of stockholders.

The evidence indicates that shareholders at other companies do not favor classified boards. Shareholder proposals recommending annual elections of all directors received, on average, 70% of the vote in 2004, according to the Investor Responsibility Research Center. Also in recent years, more than 20 companies—including Pfizer, Dell, Hasbro, Bristol-Myers Squibb, Cendant, Sprint, Great Lakes Chemical and Dow Jones—sought and received shareholder approval to declassify their boards. This number was up sharply from the previous year.

We thus urge our fellow stockholders to support this reform. A number of companies have declassified boards. We regard as unfounded the concern expressed by some that the annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by stockholders. In the unlikely event that stockholders do vote to replace all directors, such a decision would express a dissatisfaction with the incumbent directors and would reflect the need for change.

WE URGE YOU TO VOTE FOR THIS RESOLUTION.

Board of Directors’ Statement in Opposition to the Stockholder Proposal

The Board is committed to strong corporate governance policies and has evaluated the foregoing proposal and the issues associated with having a classified board of directors. At this time, for the reasons set forth below, the board believes that it is not in the best interests of the Company and its stockholders to amend our Amended and Restated Certificate of Incorporation to provide for the annual election of directors. The Board therefore recommends that you vote AGAINST this proposal.

The Company has a classified board of directors. The members of our board are divided into three classes serving staggered three-year terms, with one class being elected each year. The Board believes that having a classified board is more advantageous to the Company and its stockholders than having a board that is elected annually, for the reasons set forth below.

A classified board protects the Company and its stockholders against potentially unfair and abusive takeover tactics. A classified board encourages potential acquirers to negotiate directly with our board of directors. By greatly reducing the threat of imminent removal, a classified board does not preclude unsolicited acquisition proposals, but allows our incumbent directors to maximize long-term value for our stockholders by giving the Company time and bargaining power to evaluate and negotiate the adequacy and fairness of any takeover proposal, and also to consider possible alternatives to a takeover, including the continued operation of the Company’s business, if appropriate.

A classified board provides stability and continuity for the Company. A classified board enhances the board’s ability to implement the Company’s long-term strategy and to focus on the Company’s long-term performance. Each member of the board brings unique and valuable knowledge and experience to the board and to the Company, and having a classified board ensures that a majority of directors of the Company at any given time have prior experience as directors of the Company, and will therefore be familiar with our business affairs, our strategies and our operations.

Our directors are independent and are accountable to our stockholders. Directors elected to three-year terms are just as accountable to stockholders as directors elected on an annual basis. All directors are required to uphold their fiduciary duties to our stockholders, regardless of how often they are up for election. There is also very little evidence to suggest that the frequency with which a company’s directors are elected directly influences stock performance. Furthermore, a majority of our directors are independent, including our recently-appointed independent Lead Director, and a classified board further promotes director independence because directors elected for multi-year terms are able to make balanced, rational decisions that are not influenced by hostile short-term oriented investors. Our board believes that the experience and knowledge accumulated by our directors over their three-year terms can help make them more effective in fulfilling their responsibilities, and that three-year terms can help the Company attract and retain qualified individuals who are willing to make the commitment and take on the responsibilities that serving as a director entails.

Corporate Governance. The board is committed to corporate governance practices that will benefit the Company and its stockholders, and regularly examines those practices in light of the changing corporate landscape. For example, the Company has adopted formal Corporate Governance Guidelines, and has recently appointed an independent Lead Director as well. In addition, nine of the Board’s 12 members are “independent” under New York Stock Exchange Rules. Numerous well-respected U.S. companies, including a significant percentage of Fortune 500 companies, have classified boards in place.

Notwithstanding the Board’s current determination to retain the Company’s classified board structure, the Board is aware that stockholder proposals to declassify boards of directors are receiving an increasing level of support from investor groups. As part of its annual evaluation of governance matters, the Board will continue to review the Company’s classified board structure. At this time, however, the Board continues to believe that maintaining the Company’s classified board structure is in the best interest of the Company and its stockholders.

For the reasons discussed, the Board of Directors recommends that you vote AGAINST the stockholder proposal set forth above (designated as proposal 5 on the enclosed proxy card).

Voting

Approval of the foregoing stockholder proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter. (For purposes of the foregoing, each share of Series C Preferred will be treated as the equivalent of 40 shares and each share of D-1 Preferred will be treated as the equivalent of 33 1/3 shares.) Abstentions will have the same effect as a vote against such ratification, whereas broker non-votes and shares not represented at the meeting will not be counted for purposes of determining whether such ratification has been approved.

Stockholders should be aware that approval of the foregoing proposal would not declassify our board. To declassify the board, the board must propose to the stockholders an amendment to our Amended and Restated Certificate of Incorporation, following which 66 2/3% of the total voting power of the outstanding shares of our capital stock entitled to vote generally in the election of directors must approve the proposed amendment.

OTHER MATTERS

The Board does not know of any matter to be presented for action at the meeting other than the proposals described herein. If any other matters not described herein should properly come before the meeting for stockholder action, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in respect thereof in accordance with the Board’s recommendations.

APPENDIX A

UNITED RENTALS, INC.

AUDIT COMMITTEE CHARTER – EFFECTIVE MARCH 2, 2006

Purpose

The purposes of the Audit Committee (the “Committee”) are to:

1. assist the Board in monitoring (1) the integrity of the Company’s financial statements, (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s internal audit function and independent auditors, and (4) the Company’s compliance with legal and regulatory requirements; and

2. prepare the report required by the rules of the Securities Exchange Commission (“Commission”) to be included in the Company’s annual proxy statement and any other reports that the rules of the Commission may require of a company’s audit committee.

Committee Membership

The Committee shall consist of no fewer than three members. The members of the Committee shall meet the independence and experience requirements of the New York Stock Exchange and, in addition, shall meet the independence requirement of Section 10A(m)(3) of the Securities Exchange Act of 1934. Each member of the Committee shall be financially literate as determined by the Board. In addition, at least one member of the Committee shall be an “audit committee financial expert” as defined by the Securities and Exchange Commission. The Board shall appoint the members of the Committee and may replace the members of the Committee.

If any member of the Committee simultaneously serves on the audit committee of more than three public companies, then the Board must determine that such simultaneous service does not impair the ability of the member to effectively serve on the Committee and disclose such determination in the Company’s Proxy Statement to the extent required by the rules of the NYSE.

Operation of Committee

The Committee shall meet as often as it determines, but not less frequently than quarterly. The Committee shall meet periodically with management, the internal auditors and the independent auditor in separate executive sessions. The Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

The full Committee may form and delegate specific authority to subcommittees consisting of one or more members when appropriate, including the authority to grant preapprovals of audit and permitted non-audit services and the authority for final review of press releases and filings that have been reviewed by the full committee, provided that decisions of such subcommittee to grant preapprovals shall be presented to the full Committee for its review, and decisions to take other actions shall be presented for review and approval, at its next scheduled meeting.

The Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Committee.

The Chairman of the Committee shall meet on a regular basis with each of the following: (i) the Company’s Chief Financial Officer, (ii) the Company’s Vice President, Internal Audit and (iii) the independent auditor. The schedule for these meetings should be determined by the Chairman of the Committee, but such meetings should generally be held not less frequently than quarterly.

The Committee shall make regular reports to the Board.

The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

The Committee shall annually review the Committee’s own performance.

Committee Authority and Responsibilities

The Committee shall have the sole authority to: (1) appoint or replace the independent auditor (subject, if applicable, to shareholder ratification) and (2) approve compensation arrangements for the independent auditor.

The Committee shall be directly responsible for the oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting). The independent auditor shall report directly to the Committee.

The Committee shall preapprove all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934.

The Committee is empowered to investigate any matter brought to its attention with full access to all books, records and facilities of the Company.

The Committee, to the extent it deems necessary or appropriate, shall perform the following additional duties and responsibilities:

Financial Statement and Disclosure Matters

1. Review and discuss with management and the independent auditor the Company’s annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

2. Review and discuss with management and the independent auditor the Company’s quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditor’s review of the quarterly financial statements and disclosures made in management’s discussion and analysis.

3. Discuss the Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made), and the Committee need not discuss in advance each earnings release or each instance in which the Company may provide earnings guidance.

4. Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies.

5. Review and discuss periodically reports from the independent auditor on:

•	all critical accounting policies and practices to be used;

•	all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and

•	other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

6. Discuss with management and the independent auditor the effect on the Company’s financial statements of regulatory and accounting initiatives.

7. Discuss with management and the independent auditor the Company’s off-balance sheet structures and liabilities and their effect on the Company’s financial statements.

8. Periodically review with management its evaluation of the Company’s internal control structure and procedures for financial reporting, and periodically review management’s conclusions about the efficacy of such internal controls and procedures, including any significant deficiencies in, or material non-compliance with, such controls and procedures.

9. Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

10. Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

Oversight of the Company’s Relationship with the Independent Auditor

11. Review and evaluate the lead partner of the independent auditor team.

12. Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

13. Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Company.

14. Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, taking into account the opinions of management and internal auditors. The Audit Committee shall present its conclusions with respect to the independent auditor to the Board.

15. Ensure the rotation of the audit partners as required by law.

16. Recommend to the Board policies for the Company’s hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.

Oversight of the Company’s Internal Audit Function

17. Review the significant reports to management prepared by the internal auditing department and management’s responses.

18. Discuss with the independent auditor and management the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.

Compliance Oversight Responsibilities

19. Obtain from the independent auditor assurance that Section 10A(b) of the Exchange Act has not been implicated.

20. Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

21. Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company’s financial statements or accounting policies.

APPENDIX B

UNITED RENTALS, INC.

2001 COMPREHENSIVE STOCK PLAN

As amended and restated

(formerly the 2001 Senior Stock Plan)

ARTICLE I

GENERAL

1.1 Purpose. The purpose of the Plan is to provide additional incentive to certain employees, officers and directors of United Rentals, Inc. and its subsidiaries (the “Corporation”) and consultants who render services to the Corporation. It is intended that Awards granted under the Plan strengthen the desire of such persons to remain in the employ or act as directors of the Corporation, to otherwise render services to the Corporation, and to stimulate their efforts on behalf of the Corporation.

1.2 Effective Date; Term. The Plan was originally effective on March 23, 2001 with respect to 4,000,000 shares. The amended and restated Plan is effective as of the date on which the amendment and restatement of the Plan was adopted by the Board, subject to approval of the stockholders within twelve months before or after such date. No Award shall be granted under the Plan with respect to the 4,000,000 shares originally authorized under the Plan after March 22, 2011 and no Award shall be granted under the Plan with respect to the 2,239,575 shares authorized by the amendment and restatement of the Plan after the close of business on the day immediately preceding the tenth anniversary of shareholder approval of the amendment and restatement of the Plan. The provisions of the Plan respecting the conditioning of the granting or vesting of Awards upon the achievement of performance goals shall terminate on the fifth anniversary of the adoption by the Board of the amendment and restatement of the Plan. Subject to other applicable provisions of the Plan, all Awards made under the Plan prior to the applicable termination of the right to grant Awards shall remain in effect until such Awards have been satisfied or terminated in accordance with the Plan and the terms of such Awards.

1.3 Shares Subject to the Plan. Subject to adjustments as provided in Article IX, the number of shares of Stock that may be delivered, purchased or used for reference purposes (with respect to SARs or Stock Units) with respect to Awards granted under the Plan shall be 6,239,575 shares. If any Award, or portion of an Award, under the Plan expires or terminates unexercised, becomes unexercisable or is forfeited or otherwise terminated, surrendered or canceled as to any shares without the delivery of shares of Stock or other consideration, the shares subject to such Award shall thereafter be available for further Awards under the Plan.

1.4 Annual Limit. No Award may be granted to any individual in any calendar year with respect to more than 300,000 shares.

ARTICLE II

DEFINITIONS

For purposes of the Plan, the following terms shall be defined as set forth below.

2.1 “Administrator” means: (i) with respect to Awards made to executive officers and directors, the Compensation Committee, (ii) for all other purposes, the Special Stock Option Committee or any other committee which is designated by the Board as the “Administrator.”

2.2 “Award” means any Stock Options (including ISOs and NSOs), SARs (including free-standing and tandem SARs), Restricted Stock Awards, Stock Units, Performance Awards or any combination of the foregoing granted pursuant to the Plan, except, however, when the term is being used under the Plan with respect to a particular category of grant in which case it shall only refer to that particular category of grant.

2.3 “Board” means the Board of Directors of the Corporation.

2.4 “Code” means the Internal Revenue Code of 1986, as amended.

2.5 “Fair Market Value” of the Stock on any given date means the average of the high and low price of a share of Stock, as traded on a national securities exchange.

2.6 “Grant Agreement” means the agreement between the Corporation and the Participant pursuant to which the Corporation authorizes an Award hereunder.

Each Grant Agreement entered into between the Corporation and a Participant with respect to an Award granted under the Plan shall contain such provisions, consistent with the provisions of the Plan, as may be established by the Administrator.

2.7 “Grant Date” means the date on which the Administrator formally acts to grant an Award to a Participant or such other date as the Administrator shall so designate at the time of taking such formal action.

2.8 “ISO” means any Stock Option designated and qualified as an “incentive stock option” as defined in Code section 422.

2.9 “NSO” means any Option that is not an ISO.

2.10 “Option” means any option to purchase shares of Stock granted under Article V.

2.11 “Parent” means a corporation, whether now or hereafter existing, within the meaning of the definition of “parent corporation” provided in Code section 424(e), or any successor to such definition.

2.12 “Participant” means any person to whom any Award is granted pursuant to the Plan.

2.13 “Performance Award” means the right to receive Shares and/or cash if the Company attains certain performance goals during a designated period.

2.14 “Restricted Stock Award” means any Award of shares of restricted Stock granted pursuant to Article VII of the Plan.

2.15 “SAR” means a stock appreciation right, as awarded under Article VI.

2.16 “Stock” means the voting common stock of the Corporation, subject to adjustments pursuant to the Plan.

2.17 “Stock Unit” means credits to a bookkeeping reserve account solely for accounting purposes, where the amount of the credit shall equal the Fair Market Value of a share of Stock on the date of grant (unless the Administrator provides otherwise in the Grant Agreement) and which shall be subsequently increased or decreased to reflect the Fair Market Value of a share of Stock. Stock Units do not require segregation of any of the Corporation’s assets. Stock Units are awarded under Article VII.

2.18 “Subsidiary” means any corporation or other entity (other than the Corporation) in any unbroken chain of corporations or other entities, beginning with the Corporation, if each of the corporations or entities (other than the last corporation or entity in the unbroken chain) owns stock or other interests possessing 50% or more of the economic interest or the total combined voting power of all classes of stock or other interests in one of the other corporations or entities in the chain.

ARTICLE III

ADMINISTRATION

3.1 General. The Plan shall be administered by the Administrator. The Administrator’s determinations under the Plan (including without limitation determinations of the persons to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the agreements evidencing same) need not be uniform and may be made by the Administrator selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

3.2 Duties. The Administrator shall have full power and authority to administer and interpret the Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Administrator deems necessary or advisable, all within the Administrator’s sole and absolute discretion. The Administrator shall have full power and authority to take all other actions necessary to carry out the purpose and intent of the Plan, including, but not limited to, the authority to:

(a) construe the Plan and any Award under the Plan;

(b) select the persons to whom Awards may be granted and the time or times at which Awards shall be granted;

(c) determine the number of shares of Stock to be covered by or used for reference purposes for any Award;

(d) determine and modify from time to time the terms and conditions, including restrictions, of any Award (including provisions that would allow for cashless exercise of Awards) and to approve the form of written instrument evidencing Awards;

(e) accelerate or otherwise change the time or times at which an Award becomes vested or when an Award may be exercised or becomes payable and to waive or accelerate the lapse, in whole or in part, of any restriction or condition with respect to such Award, including, but not limited to, any restriction or condition with respect to the vesting or exercisability of an Award following a Participant’s termination of employment or death;

(f) impose limitations on Awards, including limitations on transfer and repurchase provisions; and

(g) modify, extend or renew outstanding Awards, or accept the surrender of outstanding Awards and substitute new Awards.

ARTICLE IV

ELIGIBILITY AND PARTICIPATION

4.1 Eligibility. Officers, directors, employees and consultants of the Corporation shall be eligible to participate in the Plan.

ARTICLE V

STOCK OPTIONS

5.1 General. Subject to the other applicable provisions of the Plan, the Administrator may from time to time grant to eligible Participants Awards of ISOs or NSOs. The ISO or NSO Awards granted shall be subject to the following terms and conditions.

5.2 Grant of Option. The grant of an Option shall be evidenced by a Grant Agreement, executed by the Corporation and the Participant, describing the number of shares of Stock subject to the Option, whether the Option is an ISO or NSO, the Exercise Price of the Option, the vesting period for the Option and such other terms and conditions that the Administrator deems, in it sole discretion, to be appropriate, provided that such terms and conditions are not inconsistent with the Plan.

5.3 Price. The price per share payable upon the exercise of each Option (the “Exercise Price”) shall be determined by the Administrator and set forth in the Grant Agreement; provided, however, that in the case of ISOs, the Exercise Price shall not be less than 100% of the Fair Market Value of the shares on the Grant Date.

5.4 Payment. Options may be exercised in whole or in part by payment of the Exercise Price of the shares to be acquired in accordance with the provisions of the Grant Agreement, and/or such rules and regulations as the Administrator may prescribe, and/or such determinations, orders, or decisions as the Administrator may make.

5.5 Terms of Options. The term during which each Option may be exercised shall be determined by the Administrator; provided, however, that in no event shall an ISO be exercisable more than ten years from the date it is granted.

5.6 Reload Options. The terms of an Option may provide for the automatic grant of a new Option Award when the Exercise Price of the Option and/or any related tax withholding obligation is paid by tendering shares of Stock.

5.7 Restrictions on ISOs. ISO Awards granted under the Plan shall comply in all respects with Code section 422 and, as such, shall meet the following additional requirements:

(a) Grant Date. An ISO must be granted within ten (10) years of the earlier of the Plan’s adoption by the Board of Directors or approval by the Corporation’s shareholders.

(b) Exercise Price and Term. The Exercise Price of an ISO shall not be less than 100% of the Fair Market Value of the shares on the date the Option is granted and the term of the Option shall not exceed ten (10) years. Notwithstanding the immediately preceding sentence, the Exercise Price of any ISO granted to a Participant who owns, within the meaning of Code section 422(b)(6), after application of the attribution rules in Code section 424(d), more than ten percent (10%) of the total combined voting power of all classes of shares of the Corporation, or its Parent or Subsidiary corporations, shall be not less than 110% of the Fair Market Value of the Stock on the Grant Date and the term of such ISO shall not exceed five (5) years.

(c) Maximum Grant. The aggregate Fair Market Value (determined as of the Grant Date) of shares of Stock with respect to which all ISOs first become exercisable by any Participant in any calendar year under this or any other plan of the Corporation and its Parent and Subsidiary corporations may not exceed $100,000 or such other amount as may be permitted from time to time under Code section 422. To the extent that such aggregate Fair Market Value shall exceed

$100,000, or other applicable amount, such Options shall be treated as NSOs. In such case, the Corporation may designate the shares of Stock that are to be treated as stock acquired pursuant to the exercise of an ISO by issuing a separate certificate for such shares and identifying the certificate as ISO shares in the stock transfer records of the Corporation.

(d) Participant. ISOs shall only be issued to employees of the Corporation, or of a Parent or Subsidiary of the Corporation.

(e) Tandem Options Prohibited. An ISO may not be granted in tandem with a NSO in such a manner that the exercise of one affects a Participant’s right to exercise the other.

(f) Designation. No option shall be an ISO unless so designated by the Administrator at the time of grant or in the Grant Agreement evidencing such Option.

5.8 Exercisability. Options shall be exercisable as provided in the Grant Agreement.

5.9 Transferability. ISOs shall be non-transferable. Except as provided in the Grant Agreement, NSOs shall not be assignable or transferable by the Participant, except by will or by the laws of descent and distribution.

ARTICLE VI

STOCK APPRECIATION RIGHTS

6.1 Award of SARs. Subject to the other applicable provisions of the Plan, the Administrator may at any time and from time to time grant SARs to eligible Participants, either on a free-standing basis (without regard to or in addition to the grant of an Option) or on a tandem basis (related to the grant of an underlying Option).

6.2 Restrictions on Tandem SARs. ISOs may not be surrendered in connection with the exercise of a tandem SAR unless the Fair Market Value of the Stock subject to the ISO is greater than the Exercise Price for such ISO. SARs granted in tandem with Options shall be exercisable only to the same extent and subject to the same conditions as the related Options are exercisable. The Administrator may, in its discretion, prescribe additional conditions to the exercise of any such tandem SAR.

6.3 Amount of Payment Upon Exercise of SARs. A SAR shall entitle the Participant to receive, subject to the provisions of the Plan and the Grant Agreement, a payment having an aggregate value equal to the product of (i) the excess of (A) the Fair Market Value on the exercise date of one share of Stock over (B) the base price per share specified in the Grant Agreement, times (ii) the number of shares specified by the SAR, or portion thereof, which is exercised. In the case of exercise of a tandem SAR, such payment shall be made in exchange for the surrender of the unexercised related Option (or any portions thereof which the Participant from time to time determines to surrender for this purpose).

6.4 Form of Payment Upon Exercise of SARs. Payment by the Corporation of the amount receivable upon any exercise of a SAR may be made by the delivery of Stock or cash, or any combination of Stock and cash, as determined in the sole discretion of the Administrator.

6.5 Transferability. SARs shall be transferable only as provided in the Grant Agreement.

ARTICLE VII

RESTRICTED STOCK AND STOCK UNITS

7.1 Grants. Subject to the other applicable provisions of the Plan, the Administrator may grant Restricted Stock or Stock Units to Participants in such amounts and for such consideration, including no consideration or such minimum consideration as may be required by law, as it determines. Such Awards shall be made pursuant to a Grant Agreement.

7.2 Terms and Conditions. A Restricted Stock Award entitles the recipient to acquire shares of Stock and a Stock Unit Award entitles the recipient to be paid the Fair Market Value of the Stock on the exercise date. Stock Units may be settled in Stock, cash or a combination thereof, as determined by the Administrator. Restricted Stock Awards and Stock Unit Awards are subject to vesting periods and other restrictions and conditions as the Administrator may include in the Grant Agreement.

7.3 Restricted Stock.

(a) The Grant Agreement for each Restricted Stock Award shall specify the applicable restrictions on such shares of Stock, the duration of such restrictions, and the times at which such restrictions shall lapse with respect to all or a specified number of shares of Stock that are part of the Award. Notwithstanding the foregoing, the Administrator may reduce or shorten the duration of any restriction applicable to any shares of Stock awarded to any Participant under the Plan.

(b) Share certificates with respect to restricted shares of Stock may be issued at the time of grant of the Restricted Stock Award, subject to forfeiture if the restrictions do not lapse, or upon lapse of the restrictions. If share certificates are issued at the time of grant of the Restricted Stock Award, the certificates shall bear an appropriate legend with respect to the restrictions applicable to such Restricted Stock Award (as described in Section 11.1) or, alternatively, the Participant may be required to deposit the certificates with the Corporation during the period of any restriction thereon and to execute a blank stock power or other instrument of transfer.

(c) The extent of the Participant’s rights as a shareholder with respect to the Restricted Stock shall be specified in the Grant Agreement.

7.4 Stock Units.

(a) The grant of Stock Units shall be evidenced by a Grant Agreement that states the number of Stock Units evidenced thereby and the terms and conditions of such Stock Units.

(b) Stock Units may be exercised in the manner described in the Grant Agreement.

(c) The extent of the Participant’s rights as a shareholder with respect to the Stock Units shall be specified in the Grant Agreement.

7.5 Transferability. Unvested Restricted Stock Awards or Stock Units may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided in the Grant Agreement.

ARTICLE VIII

PERFORMANCE AWARDS

8.1 The Administrator may, from time to time, in its discretion and subject to the provisions of the Plan, provide an incentive opportunity to any or all eligible persons based on achievement by the Corporation for any calendar year or other period chosen by the Administrator. Each Performance Award shall be embodied in a “Performance Award Agreement” signed by the Participant and the Corporation providing that the Performance Award shall be subject to the provisions of this Plan and containing such other provisions the Administrator may prescribe not inconsistent with the Plan. The Administrator will determine, in its sole discretion, the performance targets and whether Performance Awards should be payable in the form of Shares or cash.

ARTICLE IX

TAX WITHHOLDING

9.1 Corporation’s Right to Demand Payment for Withholding.

(a) Subject to subparagraph (b), as a condition to taking any action otherwise required under the Plan or any Grant Agreement, the Corporation shall have the right to require assurance that the Participant will remit to the Corporation when required an amount sufficient to satisfy federal, state and local tax withholding requirements. The Administrator may permit such withholding obligations to be satisfied through cash payment by the Participant, through the surrender of shares of Stock which the Participant already owns, through the surrender of shares of Stock to which the Participant is otherwise entitled under the Plan or through any other method determined by the Administrator.

(b) If a Participant makes a disposition of shares of Stock acquired upon the exercise of an ISO within either two (2) years after the Option was granted or one (1) year after its exercise by the Participant, the Participant shall promptly notify the Corporation and the Corporation shall have the right to require the Participant to pay to the Corporation an amount sufficient to satisfy federal, state and local tax withholding requirements.

ARTICLE X

CORPORATE TRANSACTIONS

10.1 Recapitalizations, etc. In the event of any change is made to the Corporation’s common stock by reason of any stock dividend, stock split or reverse stock split, recapitalization, split-up, combination or exchange of shares, or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, appropriate adjustments shall be made by the Plan Administrator to (i) the maximum number and/or class of securities issuable under the Plan, (ii) the number and/or class of securities and the exercise price, base price or purchase price per share in effect under each outstanding option or other Award under the Plan and (iii) if applicable, the maximum number and/or class of securities for which any one person may be granted stock options, separately exercisable stock appreciate rights and direct stock issuances under the Plan per calendar year. Such adjustments to outstanding options are to be effected in a manner which shall preserve the rights of the Award holder without enlargement or dilution. Adjustments by the Administrator shall be final, binding and conclusive.

10.2 Change in Control.

In the event of (i) a dissolution or liquidation of the Corporation, (ii) a sale of all or substantially all of the Company’s assets, (iii) a merger or consolidation involving the Corporation in which the Corporation is not the surviving corporation or (iv) a merger or consolidation involving the Corporation in which the Corporation is the surviving corporation but the holders of shares of Stock receive securities of another corporation and/or other property, including cash, the Administrator shall, in its absolute discretion, have the power to:

(a) cancel, effective immediately prior to the occurrence of such event, each Option and SAR outstanding immediately prior to such event (whether or not then exercisable), and, in full consideration of such cancellation, pay to the grantee to whom such Option or SAR was granted an amount in cash, for each share of Stock subject to such Option or SAR, respectively, equal to the excess of (x) the value, as determined by the Administrator in its absolute discretion, of the property (including cash) received by the holder of a share of Stock as a result of such event over (y) the exercise price of such Option or SAR;

(b) provide that each holder of an Option or SAR (whether or not then exercisable) shall be given at least 15 days prior to the occurrence of such event in which to exercise such Option or SAR, after which time such Options and SARs shall terminate; or

(c) provide for the exchange of each Option and SAR outstanding immediately prior to such event (whether or not then exercisable) for an Option on or SAR with respect to, as appropriate, some or all of the property which a holder of the number of shares of Stock subject to such Option or SAR would have received and, incident thereto, make an equitable adjustment as determined by the Administrator in its absolute discretion in the exercise price of the Option or SAR, or the number of shares or amount of property subject to the Option or SAR or, if appropriate, provide for a cash payment to the grantee to whom such Option or SAR was granted in partial consideration for the exchange of the Option or SAR.

ARTICLE XI

AMENDMENT AND TERMINATION

11.1 Amendment. The Board may amend the Plan at any time and from time to time, provided that (i) no amendment shall deprive any person of any rights granted under the Plan before the effective date of such amendment, without such person’s consent; and (ii) amendments may be subject to shareholder approval to the extent needed to comply with applicable law and stock exchange requirements.

11.2 Termination. The Board reserves the right to terminate the Plan in whole or in part at any time, without the consent of any person granted any rights under the Plan.

ARTICLE XII

QUALIFIED PERFORMANCE-BASED COMPENSATION

12.1 Qualified Performance-Based Compensation. To the extent the Compensation Committee determines it is desirable to grant an award to an individual it anticipates might be a “162(m) covered employee” (as defined below), with respect to which award the compensation realized by the grantee will or may not otherwise be deductible by operation of section 162(m) of the Code, the Compensation Committee may, as part of its effort to have such an award treated as “qualified performance-based compensation” within the meaning of Code section 162(m), make the granting and/or vesting of the award subject to the attainment of one or more pre-established objective performance goals during a performance period, as set forth below:

(a) Covered Employees. An individual is a “162(m) covered employee” if, as of the last day of the Corporation’s taxable year for which the compensation related to an award would otherwise be deductible (without regard to section 162(m)), he or she is (A) the chief executive officer of the Corporation (or is acting in such capacity) or (B) one of the four highest compensated officers of the Corporation other than the chief executive officer. Whether an individual is described in either clause (A) or (B) above shall be determined in accordance with applicable regulations under section 162(m) of the Code.

(b) Performance Goals. Prior to the ninety-first (91st) day of the applicable performance period or during such other period as may be permitted under Section 162(m) of the Code, the Compensation Committee shall establish one or more objective performance goals with respect to such performance period. Such performance goals should be expressed in terms of one or more of the following criteria: earnings per share; net income; return on equity; revenue growth; gross margin; reduction in selling, general and administrative expenses (SGA); earnings before interest, taxes, depreciation and amortization (EBITDA); return on assets; return on invested capital; market capitalization; stock price appreciation; operating income; net income; free cash flow; improvement in, or attainment of, working capital levels; repayment of debt; and strategic business goals relating to acquisitions. The performance goals may be expressed with respect to the entire Corporation or specific divisions.

To the extent applicable, the measures used in performance goals set under the Plan shall be determined in accordance with generally accepted accounting principles (“GAAP”) and in a manner consistent with the methods used in the Corporation’s regular reports on Forms 10-K and 10-Q.

(c) Performance Period. The Compensation Committee in its sole discretion shall determine the length of each performance period.

ARTICLE XIII

MISCELLANEOUS

13.1 Restrictive Legends. The Corporation may at any time place legends referencing any restrictions described in the Grant Agreement and any applicable federal or state securities law restrictions on all certificates representing shares of Stock underlying an Award.

13.2 Compliance with Governmental Regulations. Notwithstanding any provision of the Plan or the terms of any Grant Agreement entered into pursuant to the Plan, the Corporation shall not be required to issue any shares hereunder prior to registration of the shares subject to the Plan under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, if such registration shall be necessary, or before compliance by the Corporation or any Participant with any other provisions of either of those acts or of regulations or rulings of the Securities and Exchange Commission thereunder, or before compliance with other federal and state laws and regulations and rulings thereunder, including the rules any applicable securities exchange or quotation system.

13.3 No Guarantee of Employment. Participation in this Plan shall not be construed to confer upon any Participant the legal right to be retained in the employ of the Corporation or give any person any right to any payment whatsoever, except to the extent of the benefits provided for hereunder.

13.4 Governing Law. The provisions of this Plan shall be governed by, construed and administered in accordance with applicable federal law; provided, however, that to the extent not in conflict with federal law, this Plan shall be governed by, construed and administered under the laws of Connecticut, other than its laws respecting choice of law.

13.5 Severability. If any provision of the Plan shall be held invalid, the remainder of this Plan shall not be affected thereby and the remainder of the Plan shall continue in force.

APPENDIX C

UNITED RENTALS, INC.

CORPORATE GOVERNANCE GUIDELINES

The following corporate governance guidelines have been adopted by the Board of Directors of United Rentals, Inc. to promote the effective functioning of the Board. These guidelines are intended to set forth general guidance for the functioning of the Board and should not be viewed as a set of legally binding obligations. The Board may, from time to time, modify these guidelines or approve deviations from these guidelines as it deems appropriate.

1.	Matters Relating to Board Composition

1.1.	Number of Directors. The number of directors comprising the entire Board is fixed, from time to time, by the Board as provided in the Company’s certificate of incorporation and by-laws.

1.2.	Mix of Independent and Inside Directors. A majority of the directors should be “independent” within the meaning of the rules of the NYSE. The Board believes that it is useful and appropriate to have members of senior management as directors.

1.3.	Qualifications for Directors.

1.3.1.	The members of the Board should collectively possess a broad range of experience, skills, expertise, and knowledge useful to the effective oversight of the Company’s business.

1.3.2.	The general factors to be considered in evaluating a prospective candidate to the Board should include:

•	business or other relevant experience;

•	expertise, skills and knowledge;

•	integrity and reputation;

•	the extent to which the candidate will enhance the objective of having directors with diverse viewpoints, backgrounds, expertise, skills and experience;

•	willingness and ability to commit sufficient time to Board responsibilities; and

•	qualification to serve on specialized Board committees—such as the Audit Committee or Compensation Committee.

1.3.3.	At least one director should qualify as an “audit committee financial expert” within the meaning of SEC rules.

1.3.4.	The Board has delegated to the Nominating and Corporate Governance Committee certain responsibilities relating to the evaluation, recruitment and screening of prospective candidates to the Board. However, the Board retains final authority for determining those individuals that will be nominees for election to the Board.

1.3.5.	It is expected that the members of the Nominating and Corporate Governance Committee will consider input from other members of the Board.

1.3.6.	The Nominating and Corporate Governance Committee has sole authority to (i) retain and terminate any search firm to be used to identify director candidates and (ii) approve the search firm’s fees and other retention terms.

1.3.7.	The Board has not established term limits or a mandatory retirement age for directors.

1.4.	Invitation to Join Board. The invitation to join the Board should be extended by the Board via the Chairman or any other director approved by the Board.

1.5.	Election of Directors

1.5.1.	In an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election (a “Majority Withheld Vote”) shall promptly tender his or her resignation following certification of the shareholder vote. The Nominating and Corporate Governance Committee shall promptly consider the resignation offer and make a recommendation to the Board. In determining its recommendation to the Board, the Nominating and Corporate Governance Committee will consider all factors deemed relevant by the members of the Committee including, without limitation, the stated reason or reasons why shareholders who cast “withhold” votes for the director did so, the qualifications of the director (including, for example, whether the director serves on the audit committee of the Board as an “audit committee financial expert” and whether there are one or more other directors qualified, eligible and available to serve on the audit committee in such capacity), and whether the director’s resignation from the Board would be in the best interests of the Company and its shareholders. The Committee also will consider a range of possible alternatives concerning the director’s tendered resignation as the members of the Nominating and Corporate Governance Committee deem appropriate, including, without limitation, acceptance of the resignation, rejection of the resignation, or rejection of the resignation coupled with a commitment to seek to address and cure the underlying reasons reasonably believed by the Nominating and Corporate Governance Committee to have substantially resulted in the “withheld” votes. The Board will act on the Nominating and Corporate Governance Committee’s recommendation within 90 days following certification of the shareholder vote.

1.5.2.	Thereafter, the Board will promptly disclose its decision-making process and decision regarding whether to accept the director’s resignation offer (or the reason(s) for rejecting the resignation offer, if applicable) in a Form 8-K furnished to the Securities and Exchange Commission.

1.5.3.	Any director who tenders his or her resignation pursuant to this provision shall not participate in the Nominating and Corporate Governance Committee recommendation or Board action regarding whether to accept the resignation offer. However, if each member of the Nominating and Corporate Governance Committee received a Majority Withheld Vote at the same election, then the independent directors who did not receive a Majority Withheld Vote shall appoint a committee amongst themselves to consider the resignation offers and recommend to the Board whether to accept them. However, if the only directors who did not receive a Majority Withheld Vote in the same election constitute three or fewer directors, all directors may participate in the action regarding whether to accept the resignation offers.

1.5.4.	This policy will be disclosed annually in the Company’s annual meeting proxy statement.

2.	Compensation of Directors

2.1.	Directors who are executive officers of the Company should not be paid additional compensation for serving on the Board.

2.2.	The Board has authority to establish the amount and form of director compensation.

2.3.	The general factors to be considered in establishing director compensation include:

•	the Board’s assessment of the level of compensation required to recruit and retain qualified directors;

•	compensation practices at other companies;

•	the estimated time that directors are expected to devote to their duties;

•	the number and type of committees on which a director serves.

3.	General Responsibilities of the Board.

3.1.	The business and affairs of the Company are managed by or under the direction of the Board in accordance with Delaware law. In performing their duties, directors are expected to exercise their business judgment in the best interests of the Company.

3.2.	The primary responsibilities of the Board are:

•	overseeing the performance of management and providing counseling and direction to management;

•	reviewing and, where appropriate, approving the Company’s major financial objectives, strategic and operating plans and actions;

•	reviewing the Company’s annual budget and regularly reviewing the Company’s operating results;

•	overseeing the processes for maintaining the integrity of the Company’s financial statements and compliance with applicable legal requirements;

•	appointing the independent auditors to audit the Company’s financial statements;

•	selecting, regularly evaluating the performance of, and approving the compensation of the Company’s executive officers (acting through the Compensation Committee with respect to compensation);

•	succession planning with respect to the position of CEO and monitoring management’s succession planning for other executive officers; and

•	approving the nominees for election to the Board.

3.3.	The Board may delegate its responsibilities to one or more committees of the Board to the fullest extent permitted by applicable law.

3.4.	In performing its functions, the Board shall be entitled to rely on the advice, reports and opinions of counsel, accountants, auditors and other expert advisors.

4.	Operation of Board

4.1.	Selection of Chairman. The Board should select a Chairman from among its members. The CEO may serve as Chairman.

4.2.	Meetings.

4.2.1.	The Board should hold at least four regularly scheduled meetings each year and such additional meeting as may be required to discharge its responsibilities.

4.2.2.	The agenda for each meeting should be established by the Chairman and CEO. Any director may suggest the inclusion of additional items on the agenda.

4.2.3.	Each director is expected to make reasonable effort to regularly attend meetings of the Board and meetings of each committee on which the director serves.

4.2.4.	If any materials relevant to an upcoming meeting is circulated to directors, each director is expected to review such materials prior to the meeting.

4.3.	Executive Sessions of the Board.

4.3.1.	The non-management directors should, at least twice a year, meet in executive session without the presence of management. Non-management directors who do not qualify as “independent” may participate in these meetings. However, at least once a year, the independent directors should meet in executive session without the presence of either management or the non-independent directors.

4.3.2.	The purpose of the executive session meetings is to facilitate free and open discussion among the participants. Accordingly, the participants may determine that the minutes of these meetings not record the substance of the discussions.

4.3.3.	The Lead Director (or in the absence of the Lead Director, the Chairman of the Audit Committee or such other independent director as may be selected by the Board) should preside over the executive session meetings of the Board and, as required, provide feedback to the CEO based upon the matters discussed at such meetings.

5.	Committees of the Board.

5.1.	The Board should establish and maintain such committees of the Board as are required by the rules of the NYSE and SEC and any additional committees it deems appropriate. Each committee shall have such members as are designated by the Board and such responsibilities as are set forth in its Charter and/or the authorizing resolution for such committee. The Nominating and Corporate Governance Committee, with input from the CEO, is expected to make recommendations to the Board with respect to the foregoing matters.

5.2.	Each member of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee should meet the independence and other applicable requirements of the rules of the NYSE. At lease one member of the Audit Committee should be an “audit committee financial expert” within the meaning of SEC rules.

6.	Access to Management and Employees. Each director should be free to contact or meet with the Company’s management and other employees as often as the director deems necessary or advisable. However, in order to avoid disruption of the Company’s operations, contact with employees other than executive officers should be coordinated through the company’s executive officers.

7.	Access to Advisors. Directors should have access to the Company’s advisors. To the extent that the Board deems it necessary or appropriate, the Board may also retain independent advisors to assist the Board. The Company will pay the fees and expenses of any advisors retained by the Board.

8.	Orientation and Continuing Education

8.1.	The Chief Executive Officer or Chief Financial Officer should provide an orientation session for each new director. This session should generally be held within two months after a director is first elected to the Board. This session should give new directors the opportunity to gain familiarity with, among other things, the Company’s strategic plans, financial statements, significant financial, accounting and risk management issues, principal officers, and Code of Business Conduct.

8.2.	Management should on a regular basis arrange for presentations to be made to the Board on matters relevant to the Company and its business.

9.	Assessment of Board Performance. The Board should conduct a self evaluation at least annually to determine whether it and its committees are functioning effectively. The Nominating and Corporate Governance Committee should coordinate and oversee completion of this process.

10.	Assessment of Executive Performance

10.1.	The Board should evaluate the CEO’s performance at least annually. This evaluation should be conducted at an executive session of non-management directors. The results of the evaluation should be communicated to the CEO by the Chairman of the Compensation Committee.

10.2.	The CEO should report to the Board at least annually on the performance of the other executive officers of the Company.

11.	Succession Planning. The Board should review and approve a succession plan at least annually. The plan should address, among other things, CEO succession in the ordinary course of business and CEO succession in the event of an unexpected departure by the CEO.

12.	Speaking on Behalf of the Company. The Board believes that management should speak for the Company. Accordingly, non-management directors should generally refer inquiries from the press and others to management. If a situation does arise in which it seems necessary for a non-management director to speak for the Company, the director should consult with the CEO.

13.	Process to Allow Security Holders to Communicate with the Board. The Board should provide a process to enable security holders to send communications to the Board.

14.	Modification of Guidelines. Any modification of these guidelines must be approved by the Board.

UNITED RENTALS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Martin E. Welch III, Wayland R. Hicks or either of them with full power of substitution, proxies to vote at the Annual Meeting of Stockholders of United Rentals, Inc. (the “Company”) to be held on June 13, 2006 at 2:00 p.m., local time, and at any adjournment or adjournments thereof, hereby revoking any proxies heretofore given, all shares of common stock of the Company and (subject to the following sentence) all shares of preferred stock of the Company held or owned by the undersigned as directed on the reverse side, and in their discretion upon such other matters as may come before the meeting. This proxy does not confer authority to vote any shares of preferred stock with respect to any matter as to which the holders of such preferred stock have the right to vote as a separate class.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

UNITED RENTALS, INC.

Five Greenwich Office Park

Greenwich, Connecticut 06831

June 13, 2006

Please date, sign and mail

your proxy card

in the envelope provided

as soon as possible.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES, “FOR” PROPOSALS 2 AND 3 AND “AGAINST” PROPOSALS 4 AND 5.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☑

1.	Election of Directors

☐ FOR ALL NOMINEES	NOMINEES

☐ WITHHOLD FOR ALL ☐ FOR ALL EXCEPT

O Wayland R. Hicks (Term Expiring in 2008)

O John S. McKinney (Term Expiring in 2008)

O Singleton B. McAllister (Term Expiring in 2008)

O Brian D. McAuley (Term Expiring in 2009)

O Jason Papastavrou (Term Expiring in 2009)

O Gerald Tsai, Jr. (Term Expiring in 2009)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: •

		FOR	AGAINST	ABSTAIN
2.	Approval of the Amendment and Restatement of the United Rentals, Inc. 2001 Senior Stock Plan	☐	☐	☐

3.	Ratification of Appointment of Independent Auditors	☐	☐	☐

4.	Stockholder Proposal Concerning Director Election by Majority Vote	☐	☐	☐

5.	Stockholder Proposal Concerning Repeal of Classified Board	☐	☐	☐

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PROPOSAL, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES, “FOR” PROPOSALS 2 AND 3 AND “AGAINST” PROPOSALS 4 AND 5.

Signature of Stockholder                                                                   Date:

Signature of Stockholder                                                                   Date:

NOTE: This proxy must be signed exactly as the name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement for the 2006 Annual Meeting of Stockholders.